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                                                                   Exhibit 10.10

                            HYDROGEN SUPPLY AGREEMENT

                                 by and between

                        AIR PRODUCTS AND CHEMICALS, INC.

                                       AND

                         PORT ARTHUR COKER COMPANY L.P.

                                  1 AUGUST 1999
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                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----

1.  FACILITY AND UTILITY ASSETS ......................................   1
2.  TERM .............................................................   3
3.  DELIVERY AND HYDROGEN AND UTILITY SPECIFICATIONS .................   5
4.  MEASUREMENT ......................................................   7
5.  QUANTITIES .......................................................  14
6.  FEED AND FUEL SUPPLY TO THE FACILITY .............................  21
7.  PRICE ............................................................  22
8.  PRICE ADJUSTMENT .................................................  24
9.  PERFORMANCE GUARANTEE ............................................  27
10. TERMS OF PAYMENT .................................................  29
11. GOVERNMENT REQUIREMENTS ..........................................  30
12. TAXES ............................................................  34
13. FORCE MAJEURE ....................................................  36
14. WARRANTY .........................................................  38
15. LIMITATION OF LIABILITY ..........................................  38
16. BUYER'S OBLIGATIONS ..............................................  40
17. TERMINATION ......................................................  40
18. ASSIGNMENT .......................................................  43


                                      (i)
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                                TABLE OF CONTENTS

                                                                      Page
19. NOTICE ...........................................................  44
20. INDEMNIFICATION ..................................................  46
21. CONFIDENTIALITY ..................................................  48
22. DISPUTE RESOLUTION ...............................................  50
23. GENERAL PROVISIONS ...............................................  51
24. REPRESENTATIONS ..................................................  54
25. DEFINITIONS ......................................................  56

                                    EXHIBITS

EXHIBIT A TECHNICAL DESCRIPTION

EXHIBIT B [INTENTIONALLY BLANK]

EXHIBIT C [INTENTIONALLY BLANK]

EXHIBIT D UTILITIES AND SERVICES TO BE SUPPLIED BY CLARK

EXHIBIT E DELIVERY POINTS

EXHIBIT F FACILITY PERFORMANCE CAPABILITIES

EXHIBIT G GAS TURBINE PLANNED MAINTENANCE SCHEDULE

EXHIBIT H HYDROGEN ON-STREAM FACTOR EXAMPLE

EXHIBIT I REFINERY FUEL GAS VOLUME ADJUSTMENT

EXHIBIT J BASE FACILITY CHARGE PREPAYMENT SCHEDULE

EXHIBIT K SITE HYDROGEN BALANCE


                                      (ii)
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                            HYDROGEN SUPPLY AGREEMENT

      THIS AGREEMENT, made and entered into as of the 1st day of August 1999 (the "Effective Date") by and between AIR PRODUCTS AND CHEMICALS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Seller"), and PORT ARTHUR COKER COMPANY L.P., a limited partnership organized and existing under the laws of the State of Delaware (hereinafter called "Buyer").

                                WITNESSETH THAT:

      WHEREAS, Buyer has requirements for hydrogen at its Port Arthur, Texas plant (together with all additions and modifications to such plant, the "Buyer's Plant") and desires to purchase such requirements of hydrogen from Seller; and

      WHEREAS, in order for Seller to furnish such hydrogen to Buyer, it will be necessary for Seller to design, fabricate and install a facility for the manufacture of hydrogen at Clark's refinery in Port Arthur, Texas (the "Facility");

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller such requirements of hydrogen, upon the following terms and conditions:

1. FACILITY AND UTILITY ASSETS

      1.1 Construction of the Facility. Seller shall design and construct the Facility, which shall be generally as described in Exhibit A. Seller's obligation to design and construct the


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Facility shall be relieved on a Day for Day (including the obligation to meet the Start-up Date) basis in the event Clark fails to meet the obligations and milestones set forth in Exhibit D and such failure is the proximate cause of Seller failing to meet its obligations to design and construct the Facility. Upon completion, the Facility shall be capable of producing hydrogen meeting the specifications set forth in Section 3.2 in the quantities of hydrogen set forth in Article 5, in each case, when supplied with Utilities in accordance with the Product Supply Agreement. The prices set forth herein are predicated on the scope of supply set forth in Exhibit A.

      1.2 Right to Inspect. Buyer and the Independent Engineer shall have the right upon reasonable written notice to Seller to inspect the on-going construction of the Facility. For these purposes, the Buyer or Independent Engineer, as the case may be, shall have reasonable access during normal business hours to the Facility, storage and deposit areas, sources of materials, equipment being assembled, already assembled or in operation, equipment being tested and to any other places or areas occupied by Seller or its subcontractors in connection with the design and construction of the Facility. Such right of access shall be subject to the reasonable confidentiality, safety and security requirements of Seller and the obligation of Buyer and the Independent Engineer to not interfere with Seller's on-going construction of the Facility.

      1.3 Spare Parts. Seller shall provide and maintain an adequate inventory of spare parts consistent with Prudent Industry Standards. Seller shall ensure that all such spare parts are delivered prior to the Commencement Date. Any spare parts withdrawn from the Facility for start-up shall be replaced by Seller at its own cost.


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2. TERM

      2.1 Supply Period. This Agreement shall be effective as of the Effective Date. The initial supply term of this Agreement shall commence on the date the Facility is installed and "ready for commercial operation" (the "Commencement Date"), and shall continue for 246 consecutive calendar months (the "Initial Term") provided that if Buyer begins taking hydrogen after 6 October 2000 but before 6 December 2000, the Initial Term shall be reduced by six (6) Days for each Day after 6 October 2000 but before 6 December 2000 that Buyer has begun taking hydrogen. Thereafter, this Agreement shall remain in force from year to year unless terminated in accordance with Article 17. The Initial Term, together with any extensions, shall be referred to as the "Supply Period". Written notice of the Commencement Date shall be furnished to Buyer by Seller. For purposes of this Agreement, "ready for commercial operation" shall mean that hydrogen is available for supply to Buyer from the Facility at substantially the quantities and specifications set forth herein. Notwithstanding anything to the contrary in this Agreement or the Letter Agreement described below, any activities or obligations related to the Facility will be conducted under and in accordance with the Letter Agreement dated 7 July 1998 (as amended) between Seller and Clark (including the obligation to pay termination payments and cancellation charges) and the Interim Lease until such time as Port Arthur completes financial closing under the Financing Documents, which will occur on or before 15 August 1999. In the event financial closing does not occur as described, the provisions of the Letter Agreement shall continue to apply notwithstanding anything in the Letter Agreement to the contrary. Buyer shall provide written notice of financial closing to Seller. Upon such notice to Seller, the terms and conditions in this Agreement shall take effect (other than the last four sentences in this Section 2.1 which take effect now).

      2.2 Start-up Date.

            2.2.1 Seller shall cause the Commencement Date to occur on or before the Startup Date. If Seller fails to achieve the Commencement Date on or before the Start-up Date, then


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for each Day of delay of the Commencement Date beyond the Start-up Date due to
Seller's acts or omissions. Seller shall pay to Buyer, subject to the Start-up Damages Cap, liquidated damages of Nineteen Thousand Two Hundred Fifty Dollars ($19,250) per Day for each Day of delay. For purposes of this Agreement. Seller's acts or omissions shall not include the acts or omissions of Clark.

            2.2.2 Buyer shall be ready and able to take the hydrogen on the Start-up Date and shall not cause a delay in Seller's ability to cause the Commencement Date to occur. If Buyer is unable to take the hydrogen on the Start-up Date due to Buyer's acts or omissions or if Seller fails to achieve the Commencement Date on or before the Start-up Date due to Buyer's or Clark's acts or omissions, then for each Day of delay, Buyer shall pay to Seller, subject to the Start-up Damages Cap, a liquidated damage payment of Thirty-eight Thousand Five Hundred Dollars ($38,500) per Day for each Day of delay; provided, however, that in no event shall the aggregate amount of Buyer's payment under this
Section 2.2.2 and Clark's payment under Section 2.2.2 of the Product Supply Agreement exceed a liquidated damage payment of (i) Thirty-eight Thousand Five Hundred Dollars ($38,500) per Day for each Day of delay or (ii) One Million One Hundred Fifty-five Thousand Dollars ($1,155,000). Payments by Buyer under this
Section 2.2.2 for each Day of delay up to thirty (30) Days shall be in lieu of the purchase of the Minimum Quantity of Hydrogen hereunder.

            2.2.3 Each party shall provide prompt written notice to the other party in the event it determines that it shall not meet its obligations set forth in this Section 2.2. In no event shall one party owe any liquidated damages payments to the other party during the period of time


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that the other party is also liable for liquidated damage payments under this
Section. In the event Buyer has not met its obligations set forth in Section 2.2.2, the Supply Period shall be automatically extended for three (3) Days for each Day of delay by Buyer hereunder. In no event shall the Start-up Damage Cap apply in situations in which either party is not meeting its obligations hereunder due to a discretionary election by such party to not meet such obligations.

3. DELIVERY AND HYDROGEN AND UTILITY SPECIFICATIONS

      3.1 Delivery. Hydrogen shall be delivered by Seller to Buyer at the Hydrogen Delivery Point, as set forth in Exhibit E, Title and risk of loss with respect to hydrogen shall pass from Seller to Buyer at the Hydrogen Delivery Point (the "Hydrogen Delivery Point").

      3.2 Hydrogen Specification. Hydrogen delivered to Buyer shall conform to the following specifications, provided that the Utilities meet the specifications contained in Exhibit D.

                                   Volume Basis
                                   ------------

H(2)                               99.9% (vol) (minimum)
CO-CO(2)                           1 ppm (vol) (maximum)
N(2) + Ar                          509 ppmv (maximum)
CH(4)                              0.1 mol% (max)
O(2)                               10 ppmv (max)
NH(3)                              10 ppmv (max)
S compounds                        0.3 ppmv (max)
HCN                                0.3 ppmv (max)
HCL                                0.3 ppmv (max)
Hg                                 0.1 ppmv (max)
MEA                                0.1 ppmv (max)
Oil                                10 ppmv (max)
Dew Point                          -40 (degrees)F (max) (@ 1 atm.)


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CO and N2 will be continuously monitored. Analysis of Ar, CH4, O2, NH3 and Oil will be performed on batch samples once each quarter, unless additional samples are reasonably requested by Buyer and then as reasonably requested.

            Delivery pressure:

                        Minimum         Normal         Maximum
                        -------         ------         -------

                        850 psig        865 psig       910 psig

            Delivery temperature:

                        Minimum         Normal         Maximum
                        -------         ------         -------
                        56(degrees)F    100(degrees)F  120(degrees)F

      3.3 Waiver of Hydrogen Specification. If the hydrogen does not conform to the specification set forth in this Article 3 for any reason, Seller shall promptly inform Buyer of the details of such nonconformance and the expected duration thereof Buyer shall either reject the hydrogen as nonconforming or waive the nonconformance, in which case Seller shall continue to produce and deliver hydrogen and such hydrogen shall be deemed to be within specification for all purposes of this Agreement. Buyer's failure to reject hydrogen not meeting specifications will not constitute a waiver of Buyer's right in the failure to reject subsequent deliveries of hydrogen not meeting specifications. Should the hydrogen be rejected by Buyer, Seller shall promptly effect modifications to bring the hydrogen within specification, including curtailing hydrogen or shutting down the Facility, if necessary; provided, that such work shall be conducted in a manner that minimizes outages at the Facility; and provided, farther that such remedial action by Seller shall in no way limit Seller's obligations or Buyer's rights and remedies as set forth in this Agreement. To the extent Seller tenders hydrogen having a composition of less than ninety-nine point nine percent (99.9%) (by volume) and such hydrogen is accepted by Buyer, the


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price for such non-conforming hydrogen will be proportionately reduced by the ratio of actual hydrogen composition divided by ninety-nine point nine percent (99.9%).

4. MEASUREMENT

      4.1 Fluid Measurement

            4.1.1 Products To Be Measured. For purposes of this Agreement, the product to be measured on a custody transfer basis is hydrogen.

            4.1.2 Measurement Period. Volumes and mass flow will be calculated and reported on a calendar month basis. The billing Day shall be calculated on a 2400-hour basis beginning at 00:00 each calendar Day.

            4.1.3 Unit of Measurement. The unit of volume of hydrogen for all purposes hereunder shall be a standard cubic foot ("SCF"), measured as one (1) cubic foot of gas at a temperature of 60(degrees)F and at a pressure of 14.73 psia. Steam shall be measured in thousands of pounds ("Mlbs"). Water shall be measured in thousand of gallons ("Mgal"). Gallon shall mean a unit of volume equivalent to 231 cubic inches measured at 60(degrees)F. Feed and refinery fuel gas shall be measured in millions of British Thermal Units ("MMBTU"), higher heating value ("HHV").

            4.1.4 Measurement System. Seller shall design, install, own, operate and maintain at Seller's expense, metering systems that are capable of measuring the quantity of hydrogen to be delivered hereunder and determining compliance with the specifications set forth herein, in accordance with the applicable industry standards referenced in this section. Such


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meters shall be connected to an electronic gas measurement ("EGM") system ("EGM
System") as defined in the American Petroleum Institute's MPMS, Chapter 21,
Section 1 "Electronic Gas Measurement."

            4.1.5 System Design. The measurement systems for the measurement of hydrogen, shall be designed in accordance with the current standards prescribed in the most recent version of the American Petroleum Institute's Manual of Petroleum Measurement Standards (MPMS) Chapter 14, Section 3, "Concentric, Square-Edged Orifice Meters" (AGA Report No. 3).

            4.1.6 Types of Meters.

                  Metering system components shall be as follows:

                  (a) Hydrogen meters (Tag Nos. FE-3040, FE-3000) - Orifice measurement, Daniel's or equivalent meter tube, flow conditioning, digital temperature and pressure transmitters, RTD for temperature sensing, and an online analytical device to measure hydrogen purity that is technically acceptable to both parties.

                  (b) The above-mentioned meters shall have a commercial EGM flow computer such as Bristol Babbcock, Daniel's, or equivalent.

All meters shall operate within a .3 to .7 Beta Ratio range in conjunction with an EGM device. These devices shall utilize transmitters installed in conjunction with an orifice meter run whose orifice taps are in the vertical plane. The distance between the orifice tap and the transmitter shall be minimized.


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            4.1.7 Temperature Determination. The temperature of the fluid flowing through each of the meters shall be measured with a temperature device so installed as to provided an accurate measurement of the flowing temperature at the primary device. These temperature devices shall be "Smart" RTD type temperature transmitters, utilizing a 100-ohm platinum sensor. The temperature device shall be capable of determining the temperature to the nearest 0.1 (degree)F.

            4.1.8 Pressure Determination. The static and differential pressures generated by the fluid flowing through each of the meters shall be measured with a pressure device so installed as to provided an accurate measurement of the flowing pressure at the primary device. These pressure devices shall be "Smart" type pressure transmitters. The differential pressure measuring device's range shall not exceed 200 inches of water. Dual range differential transmitters may be considered if operating conditions demonstrate a need. The pressure device shall be capable of determining the pressure to the nearest 1-lb/1 square inch.

            4.1.9 Density Determination. The flowing density for hydrogen shall be calculated using a modified Benedict-Webb-Rubin (MBWR) equation of state in accordance with National Institute of Standards & Technology (NIST) standards, (Journal of Physical & Chemical Reference Data, Volume 11 supplement No. 1,
Titled: "Thermophysical Properties Of Fluids, Argon, Ethylene, Parahydrogen, Nitrogen, Nitrogentrifluoride, & Oxygen").

            4.1.10 Sampling Systems. The hydrogen purity shall be determined by on-line chromatograph or other mutually agreeable method. All samples shall be analyzed using current Gas Processors Association (GPA 2261) standard. "Analysis for Natural Gas and Similar


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Gaseous Mixtures by Gas Chromatography" or Gas Processors Association (GPA
2286) standard, "Tentative Method of Extended Analysis for Natural Gas and Similar Gaseous Mixtures by Temperature Programmed Gas Chromatography". These analytical results shall be applied to the volumes measured during the collection period.

            4.1.11 Meter Bypasses. Meter bypasses shall not be allowed.

            4.1.12 Calculation/Volume Determination. The quantity of hydrogen delivered shall be deemed conclusively to be the quantity indicated by the meters and the EGM System; except when the EGM or meters have ceased to function or are determined to be commercially inaccurate pursuant to Sections 4.1.18 and 4.1.21.

            4.1.13 EGM System. The EGM System shall be capable of calculating all volumes in accordance with the current standards prescribed in the API MPMS Chapter 14, Section 3; and American Gas Association Report No. 3, "Orifice Metering of Natural Gas and Other Hydrocarbon Fluids".

      The EGM system shall be capable of establishing an audit trail by compiling and retaining sufficient electronic data and information for the purpose of verifying daily and hourly quantities, and shall comply with the American Petroleum Institute MPMS, Chapter 21, Section 1-Electronic Gas Measurement. Audit trail information shall be preserved for a minimum of three
(3) years.

      The measurement data described in the above paragraph and calculated by the EGM device (flow computer) shall be preserved and provided for auditing purposes in a mutually agreeable standard format. Unless mutually agreed otherwise by the parties, standard format


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shall mean the API Chapter 21, Section 1 compliant electronic format provided by the manufacturer of the device. In addition, the final custody transfer volumes, and a log of the changes made between the amounts calculated by the EGM device and the settlement amounts, shall be available if requested by either party. Unless a currently unresolved exception exists, all volumes shall be considered final after two years.

            4.1.14 Calibrations General. Seller shall calibrate analyzers and flow meter instrumentation monthly, or on a mutually agreeable schedule, Seller shall give Buyer at least two (2) Days prior notice of the dates of the calibrations, or calibrations should occur per a mutually agreeable schedule. Buyer shall be permitted to witness such calibrations. Buyer shall have the right to have a representative present at the time of any installing, cleaning, changing, repairing, inspecting, testing, calibrating or adjusting done in connection with the equipment used in measuring deliveries.

            4.1.15 Calibration of Chromatograph. Chromatograph calibration shall be in accordance with the GPA Standard 2261 "Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography".

            4.1.16 Calibration of EGM Devices. Seller shall calibrate EGM devices used for custody transfer in accordance with API MPMS Chapter 21,
Section 1, and part 8.

            4.1.17 Inspection of Orifice Meter Run. During Facility shutdown periods for maintenance and repair, the hydrogen orifice plates shall be removed and inspected to ensure compliance with the current API MPMS Chapter 14, Section 3, Part 2, Specification and Installation Requirements.


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            4.1.18 Adjustments. An adjustment shall be in order if, upon any test, the metering equipment in aggregate is found to be recording inaccurately by plus or minus two percent (2.0%) or more of the reading at normal flowing conditions. Registration thereof and payment based upon such registration shall be corrected at the rate of such inaccuracy for any period of inaccuracy that is definitely known and/or agreed upon. In the event such period of inaccuracy is not definitely known and/or agreed upon, the adjustment will be made halfway back to the preceding calibration. Adjustments shall not extend prior to one hundred eighty (180) Days from the time the error is determined, unless such error is a result of improper design or installation of the measuring equipment. Under no circumstance shall an adjustment extend beyond two (2) years prior to the date that the error was discovered. Following any test, any metering equipment found to be inaccurate to any degree shall be adjusted immediately to record accurately. The maximum zero-cutoff value, which may be programmed for the differential transmitter reading, is .25 inches.

            4.1.19 If for any reason the meter is out of service or repair so that the quantity of Product deliveries through such meter cannot be ascertained or computed from the readings thereof, the quantity of Product so delivered during the period when the meter is out of service or repair shall be determined on the basis of the first of the following methods which is feasible, as agreed between the parties hereto.

                  (a) By using the cumulative volumes from any field "check" measurement source adjusting for historical differences between the field meters and custody meters. The Seller agrees to allow the same provisions for Buyer to witness and audit such measurement


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                        that the Seller allows on the custody transfer
                        measurement equipment:

                  (b) By correcting the error mathematically if the amount of such error is ascertainable by calibration, test, or calculation:

                  (c) By estimating the quantity from the amount of deliveries during, preceding, and/or following periods where the delivery condition were similar and the meters were recording accurately or:

                  (d)   By any other method which is mutually agreeable.

      Any volume or energy revision made by the measurement party following initial closeout shall not be made without a detailed written explanation of the revision and such changes must be mutually agreed upon between the parties. Also, the measurement party shall respond in writing within thirty (30) Days following receipt of any adjustment request, either by making the requested volume adjustment or by stating its reasons for not doing so.

            4.1.20 Inspection of Records. In accordance with Seller's obligation under Section 10.3, Seller shall preserve all its original test data, and other records related to the measurements described in this Article 4 for a period of at least three (3) years, Seller shall make such records available, together with calculations therefrom, for inspection, copying or verification by Buyer. All such records shall be the property of Seller.

            4.1.21 Metering Accuracy Statement. Metering accuracy is considered to be plus or minus 2% of reading at normal flowing conditions.


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            To the extent that the requirements of this Section 4.1 result in additional costs and expenses beyond that already provided by Seller, Buyer shall compensate Seller for Seller's reasonable additional costs and expenses.

5. QUANTITIES

      5.1 Hydrogen. During the Supply Period. Seller shall supply and Buyer shall purchase all of Buyer's requirements for hydrogen for use by Buyer at Buyer's Plant in excess of the Internal Hydrogen Production up to a maximum quantity of 80 MMSCFD of hydrogen (the "Dedicated Hydrogen Quantity") at the price set forth in Section 7.2. For avoidance of doubt, this supply and purchase obligation will include without limitation Seller supplying and Buyer purchasing all of Buyer's requirements for hydrogen up to the Dedicated Hydrogen Quantity for use in Buyer's hydrocracker (Unit 942) excluding Spill Stream Hydrogen as defined below. For purposes of this Agreement, "Internal Hydrogen Production" shall mean (i) the 84.8 MMSCFD of hydrogen which may be produced by Buyer or Clark from their internal sources at Buyer's Plant or Clark's Plant as set forth in Cases 1 through 6 in Exhibit K and (ii) 6 MMSCFD (typical) of hydrogen produced by the pressure swing adsorption unit and compressor owned and operated by Seller within the battery limits of the Facility to recover such 6 MMSCFD of hydrogen from Clark's hydrotreater spill streams (the "Spill Stream Hydrogen").

      5.2 Additional Hydrogen. In the event Buyer has requirements for hydrogen in excess of the Dedicated Hydrogen Quantity (the "Supplemental Hydrogen"), Buyer may purchase such Supplemental Hydrogen from Seller at the prices set forth in Section 7.3; provided hydrogen is available for delivery to Buyer from the Facility (as reasonably determined by Seller). In the


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event Buyer wishes to increase the Dedicated Hydrogen Quantity, Buyer and Seller will negotiate in good faith the price, terms and conditions for such increase in the Dedicated Hydrogen Quantity. Seller shall have the right to supply any hydrogen required by Buyer above the Dedicated Hydrogen Quantity by matching the terms and conditions (including price) obtained by Buyer for such additional hydrogen requirements from a bona fide third party supplier. In the event Seller elects not to supply such additional hydrogen requirements to Buyer, Buyer may purchase such additional hydrogen requirements from such third party supplier upon such terms and conditions.

      5.3 Minimum Hydrogen Purchase. During the Supply Period, Buyer shall pay for a minimum quantity of hydrogen equal to 5,018.7 MMSCF per calendar quarter (the "Minimum Quantity of Hydrogen"), regardless of the quantity of hydrogen actually taken by Buyer. Buyer shall be invoiced at the end of each calendar quarter a charge for the difference between the Minimum Quantity of Hydrogen and the hydrogen delivered to Buyer hereunder in such calendar quarter at the price set forth in Section 7.5. In the event the Dedicated Hydrogen Quantity set forth herein is increased for any reason, the Minimum Quantity of Hydrogen shall be increased on a proportional basis. To the extent the Supply Period does not begin on a calendar quarter, the Minimum Quantity of Hydrogen shall be prorated on a per Day basis over the Days remaining in such calendar quarter.

            5.3.1 Suspension of Minimum Hydrogen Purchase. Buyer's obligation to pay for the Minimum Quantity of Hydrogen shall be suspended during periods of time in which Buyer and Seller have jointly scheduled maintenance activities at their respective facilities;


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provided, however, that such period of suspension shall be limited to a maximum of twenty-eight (28) consecutive Days (i) every twenty-four (24) months or (ii) since the last jointly planned maintenance activity, whichever is longer, beginning on the Commencement Date. For each Day of jointly scheduled maintenance, the Minimum Quantity of Hydrogen for that quarter shall be reduced by (5018.7 x 4)/365 MMSCF. Notwithstanding the foregoing, Buyer's right to suspend the obligation to purchase the Minimum Quantity of Hydrogen shall not be available and Buyer shall pay for such Minimum Quantity of Hydrogen in accordance with the provisions of this Agreement if Buyer has not met the Two-Year Minimum Purchase Obligation. For purposes of this Agreement, the "Two-Year Minimum Purchase Obligation" shall mean Buyer's obligation to pay for a quantity of hydrogen in the prior twenty-four (24) month period at the price set forth in Section 7.2 equal to or greater than the Minimum Quantity of Hydrogen times eight (8).

            5.3.2 Turnback Hydrogen. During the Supply Period, in the event Buyer will not be able to take all or any portion of the Minimum Quantity of Hydrogen for a period of time in excess of thirty (30) consecutive Days (the "Turnback Hydrogen"), Buyer shall give Seller no fewer than ten (10) business Day's written notice of such event. Such notice shall set forth the quantity of Turnback Hydrogen and the period of time that Turnback Hydrogen will not be taken by Buyer and will be available for resale by Seller hereunder. Upon the receipt of such notice, Seller shall use all reasonable efforts to resell the Turnback Hydrogen to third party customers and reduce the Minimum Quantity of Hydrogen hereunder by the volume of Turnback Hydrogen actually sold by Seller for the period of time in question. In no event shall Seller be required to resell Turnback Hydrogen on Buyer's behalf in lieu of or before selling Seller's Hydrogen Volume. For purposes of this Agreement, "Seller's Hydrogen Volume" shall mean a volume of


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hydrogen in MMSCFD equal to "A" plus "B," where "A" is the current production capacity in MMSCFD of the facilities owned and/or operated by Seller and its affiliates connected to the Pipeline Network (other than the Facility) and "B" is the current production capacity of the Facility in MMSCFD minus 55 MMSCFD.

      5.4 Pipeline Hydrogen.

            5.4.1 During the Supply Period, in the event the Facility is not operating or production therefrom is curtailed due to the acts or omissions of Seller, Seller shall supply (or cause to be supplied) and Buyer shall purchase Buyer's requirements for hydrogen up to the Dedicated Hydrogen Quantity; provided hydrogen is available for delivery (as reasonably determined by Seller) from the Pipeline Network (the "Pipeline Hydrogen"). The price for such hydrogen shall be at the price set forth in Section 7.2.

            5.4.2 During the Supply Period, in the event the Facility is not operating or production therefrom is curtailed for any reason other than due to the acts or omissions of Seller, Seller shall supply and Buyer shall purchase Buyer's requirements for hydrogen up to the Dedicated Hydrogen Quantity; provided hydrogen is available for delivery (as reasonably determined by Seller) from the Pipeline Network (the "Pipeline Hydrogen") at the price set forth in
Section 7.4.

            5.4.3 During the Supply Period, in the event Buyer has requirements for hydrogen in excess of the capacity of the Facility, Buyer may purchase Buyer's additional requirements for hydrogen as Pipeline Hydrogen. The price for such hydrogen shall be set forth in Section 7.4.


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      5.5 Hydrogen Order Rate. Seller shall operate the Facility to produce and deliver hydrogen at a reasonably uniform rate of flow and at the approximate rate of production ordered by an authorized representative of Buyer (the "Hydrogen Order Rate") up to the Dedicated Hydrogen Quantity. Seller will record in its operating records Hydrogen Order Rates and changes thereto requested by Buyer's representative and the quantities delivered to Buyer. Seller shall adjust the approximate rate of production and delivery of hydrogen as requested by an authorized representative of Buyer to a different approximate rate of production and delivery in a timely mailer. Rate changes, including start-ups and shutdowns of the facility, will be performed in a safe and efficient manner and in a fashion which will minimize thermal stresses to the Facility. Seller shall use commercially reasonable efforts to achieve the typical elapsed time for changes (from commencement by Seller of actions to make rate change to completion of such change) as follows:

          Type of Change                 Typical Elapsed
          in Rate of Delivery            Time for Change
          -------------------            ---------------

          To change operating rate of    Three (3) hours for rate
          the Facility when in           decreases of 40%.
          operation.                     Four (4) hours for rate
                                         increases of 40%
                                         (smaller changes pro-rated).

          To resume the flow of          Twenty-four (24) hours.
          hydrogen during a cold
          restart of the Facility

          To resume the flow of
          hydrogen during a hot restart
          of the Facility:

          To 50% of Dedicated            Eight (8) hours.
          Hydrogen Quantity'

          To 100% of Dedicated           Sixteen (16) hours.
          Hydrogen Quantity

          To reduce operating            Six (6) hours.
          rate of the Facility after
          a total curtailment of
          flow by Buyer.

            5.5.1 With respect to this Section, Hydrogen Order Rate changes which are more than five percent (5%) of the then current Hydrogen Order Rate shall be limited to a total of fourteen (14) in any seven (7) Day period. In addition, Buyer shall exercise commercially reasonable efforts to minimize thermal cycling of the Facility through its Hydrogen Order Rate changes. Should the number of Hydrogen Order Rate changes exceed the limits described above, Seller shall determine the additional cost, if any, of such Hydrogen Order Rate changes on Seller's labor and maintenance costs, and Buyer shall reimburse Seller for such additional costs. Buyer shall have the right to audit at their cost and at reasonable business hours, all available supporting documentation associated with such reimbursement obligations prior to payment. Any quantities of hydrogen ordered by Buyer under this Agreement but not taken by Buyer for any reason shall be deemed to be delivered by Seller to Buyer for purposes of this Agreement. It is understood that Seller may operate the Facility in excess of the Hydrogen Order Rate for purposes of supplying hydrogen to the Pipeline Network.

      5.6 Capacity Curtailment. In the event that natural gas supply pressure to the Facility falls below 500 psig (measured at the Facility's inlet flange), Seller's steam methane reformer hydrogen production capacity will be reduced. By way of illustration, at 450 psig natural gas supply pressure, steam methane reformer hydrogen production capacity is expected to be approximately 79 MMSCFD. In such event, Buyer's Dedicated Hydrogen Quantity shall be reduced by an amount equal to eighty percent (80%) of the amount of the shortfall in (i) the 100 MMSCFD capacity of the steam methane reformer or (ii) the current utilized capacity, whichever is less. Hydrogen supplied to Buyer in excess of the reduced Dedicated Hydrogen Quantity shall be at the Pipeline Hydrogen Charge.

      5.7 Scheduled Maintenance. The parties shall give each other as much notice as is reasonably possible of scheduled maintenance periods at their respective facilities that will affect the ability of the parties to deliver or use hydrogen, but in no event shall such notice be less than sixty (60) Days. The parties shall use commercially reasonable efforts to coordinate (i) maintenance shutdowns at their respective facilities and (ii) any other maintenance activities at such facilities that will affect the ability of either party to operate its facilities. The parties acknowledge that the Facility will require a scheduled maintenance period (i) no later than twelve (12) months after the Commencement Date, lasting approximately ten (10) days in aggregate, and (ii) at approximately twenty-four (24) month intervals thereafter lasting approximately ten (10) days in aggregate for each outage. In addition, the parties acknowledge that the gas turbine generator will undergo maintenance in accordance with the schedule attached hereto as Exhibit G. Seller shall make all reasonable efforts to coordinate scheduled downtime of the gas turbine generator with scheduled downtime of the steam methane reformer.

      5.8 Operations Interface Meetings. The parties shall conduct, on at least a quarterly basis, operations interface meetings to review (i) upcoming events which may impact the parties, (ii) significant safety, operational and quality changes, (iii) expected rate and feedstock changes and (iv) any other matters related to this Agreement.

6. FEED AND FUEL SUPPLY TO THE FACILITY

      6.1 Refinery Fuel Supply to the Facility. In each month during the Supply Period, under the Product Supply Agreement, Clark may at Clark's option provide refinery fuel gas to Seller for use at the Facility for the production of hydrogen for Buyer and for Seller's requirements for delivery of hydrogen into the Pipeline Network, in accordance with Section 10.2 of Exhibit D.

            6.1.1 In determining the value of refinery fuel provided to the Facility by Clark, the actual stream composition and heating value shall be used.

            6.1.2 Refinery fuel provided to the Facility by Clark, shall be valued per MMBTU, higher heating value (HHV) where each MMBTU of refinery fuel gas is multiplied by an efficiency factor which shall be calculated in accordance with Exhibit I, the monthly sum of which hereinafter is referred to as "Rfa". Rfa shall be valued on a monthly basis at the unit price for natural gas for month n.

      6.2 Natural Gas Supply to the Facility. Seller will supply or arrange for the supply of natural gas to satisfy the requirements of the Facility. The price for natural gas, "NG", shall be equal to the weighted average actual unit cost of natural gas in dollars per MMBTU, HHV, delivered to the Facility's inlet flange, including all taxes, rounded off to three decimal places. Upon request, Seller shall provide Buyer with access to any and all information forming the basis for the calculation of Seller's price for natural gas, NG, for the Facility.

      6.3 Natural Gas Supply Agreements. Buyer reserves the right to review and approve the natural gas supply agreement(s) that Seller enters into for the Facility, such approval not to be unreasonably withheld.

7. PRICE

      7.1 Base Facility Charges. During the Supply Period, Buyer shall pay Seller monthly the following Base Facility Charges ("BFC"):

       Hydrogen Compression             $ 75,966/mo.
       Condensate Snipper               $ 5,873/mo.

The Base Facility Charges shall be payable beginning on the Commencement Date and shall be paid regardless of the quantity of hydrogen taken by Buyer. The Base Facility Charges shall be adjusted in accordance with Section 8.1. Buyer may elect to pre-pay a lump sum for the capital related portion of the Base Facility Charges in accordance with the provisions of Exhibit J.

      7.2 Dedicated Hydrogen Charge. During the Supply Period, Buyer shall pay Seller monthly a charge of $1.278/MSCF for all hydrogen delivered by Seller to Buyer from the Facility up to the Dedicated Hydrogen Quantity (the "Dedicated Hydrogen Charge").

      7.3 Supplemental Hydrogen Charge. During the Supply Period. Buyer shall pay Seller monthly a charge of $1.585/MSCF for all Supplemental Hydrogen delivered by Seller to Buyer (the "Supplemental Hydrogen Charge").

      7.4 Pipeline Hydrogen Charge. During the Supply Period, Buyer shall pay Seller monthly a charge of $1.585/MSCF for all Pipeline Hydrogen delivered by Seller to Buyer (the "Pipeline Hydrogen Charge").

      7.5 Hydrogen Non-Consumption Charge. During the Supply Period, for any shortfall in Buyer's hydrogen purchase activity, Buyer shall pay Seller quarterly a charge equal to the then current Dedicated Hydrogen Charge ("DHC") minus the natural gas-related component of the DHC multiplied by such shortfall. Such shortfall (if any) shall be equal to the difference between the Minimum Quantity of Hydrogen and the volume of hydrogen delivered to Buyer hereunder in such calendar quarter (but only if such difference is a positive number). In addition, in respect of efficiency effects from operating the Facility at reduced capacity, Buyer shall pay Seller a charge ("Efficiency Charge") based on the actual quantity of hydrogen produced by the Facility in such calendar quarter. Such charge shall be calculated as follows:

           Efficiency Charge ($) = V x DE x NG(3) x days in the quarter

Where:

      V= the actual daily volume of hydrogen produced by the steam methane reformer within the Facility in such quarter, in MMSCFD, excluding Facility outages.

      DE    is from the table below

      NG(3) is the average cost of natural gas in ($/MMBtu) for such quarter determined by taking the average of NG for each of the quarter's three months.

            Where the actual daily volume, V, was:              DE shall equal:
            --------------------------------------              ---------------

            less than 75MMSCFD and more than                        3.3
            or equal to 70MMSCFD

            less than 70MMSCFD and more than                        6.6
            or equal to 65MMSCFD

            less than 65MMSCFD and more than                       10.0
            or equal to 60MMSCFD

            less than 60MMSCFD and more than                       16.8
            or equal to 55MMSCFD

            less than 55MMSCFD and more than                       23.5
            or equal to 50MMSCFD

            less than 50MMSCFD and more than                       30.3
            or equal to 45MMSCFD

            less than 45MMSCFD                                     37.0

      7.6 One Time Charges. No later than 1 September 2000, Buyer shall pay Seller a lump sum for each of the following items:

            Flare Stack                 $521,180
            Control Building Protection $300,000 [Final price pending]

8. PRICE ADJUSTMENT

      8.1 Base Facility Charges ("BFC"). The Base Facility Charges set forth in
Section 7.1 shall be adjusted each month after the Commencement Date as follows:

            8.1.1 For Hydrogen Compression:

            BFC(n) = BFC(0) x [0.71 + 0.29 x (0.25 x PPIn/PPIc + 0.75 x Ln/Lc]

            Where:

            BFC(0)    =  $75.966/month
            BFC(n)    =  Base Facility Charge for billing month n
            L(n)      =  Employment Cost Index for billing month n
            L(c)      =  Employment Cost Index at the Commencement Date
            PPI(c)    =  PPI for billing month n
            PPI(c)    =  PPI at the Commencement Date

            8.1.2 For Condensate Stripper:

            BFC(n) = BFC(0) x [0.70 + 0.30 x (0.25 x PPI(n)/PPI(c) + 0.75 x
            L(n)/L(c))]

            Where:
            BFCo    =  $5,873/month
            BFCn    =  Base Facility Charge for billing month n
            Ln      =  Employment Cost Index for billing month n
            Lc      =  Employment Cost Index at the Commencement Date
            PPIn    =  PPI for billing month n
            PPIc    =  PPI at the Commencement Date

      8.2 Dedicated Hydrogen Charge ("DHC"). The Dedicated Hydrogen Charge set forth in Section 7.2 shall be adjusted each month after the Commencement Date as follows:

      DHC(n) = DHC(o) x [0.2 + .71 x NG(n)/NG(0) + 0.09 x (08 x L(n)/L(c) + 0.2
      x PPI(n)/PPI(c)]

      Where:
      DHC(0)    =  $l.278/MSCF
      DHC(n)    =  Dedicated Hydrogen Charge for billing month n
      L(n)      =  Employment Cost Index for billing month n
      L(c)      =  Employment Cost Index at the Commencement Date
      PPI(n)    =  PPI for billing month n
      PPI(c)    =  PPI at the Commencement Date
      NG(n)     =  Average cost of natural gas for the Facility in billing month n
      NG(o)     =  $2.25/MMBTU

      8.3 Supplemental Hydrogen Charge ("SHC"). The Supplemental Hydrogen Charge set forth in Section 7.3 shall be adjusted monthly as follows:

      SHC(n) = SHC(0) x [0.2 + .71 NG(n)/NG(0) + 0.09 x (0.8 x L(n)/L(c) + 0.2 x
      PPI(n)/PPI(c))]

            Where:
            SHC(0)  =    $1.585/MSCF
            SHC(n)  =    Supplemental Hydrogen Charge for billing month n
            NG(n)   =    Average cost of natural gas for the Facility in billing
                         month n
            NG(0)   =    $2.25/MMBTU
            L(n)    =    Employment Cost Index for billing month n
            L(c)    =    Employment Cost Index at the Commencement Date
            PPI(n)  =    PPI for billing month n
            PPI(c)  =    PPI at the Commencement Date

      8.4 Pipeline Hydrogen Charge ("PHC"). The Pipeline Hydrogen Charge set forth in Section 7.4 shall be adjusted monthly as follows:

            PHC(n) = PHC(0) x ((.20 + .65 x NG(n)/NG(0) -- 0.10 x L(n)/L(0) +/-
            0.05 x P(n)/P(0))

            Where:
            PHC(0)  =    $1.585/MSCF
            PH(n)   =    Pipeline Hydrogen Charge for billing month n.
            NG(0)   =    $2.25/MMBTU
            NG(n)   =    Seller's average cost of natural gas for Pipeline
                         Plants during the preceding month in $/MMBTU.
            L(0)    =    Employment Cost Index for August 1998
            L(n)    =    Employment Cost Index for billing month n
            P(0)    =    50.035/KWH
            P(n)    =    Seller's average cost of electricity for Pipeline
                         Plants during the preceding month in $/KWH

      8.5 Indices. For purposes of Sections 8.1 through 8.4. the following indices shall be used:

            L   = Employment Cost Index. Total Compensation, Private Industry
                  Workers, Professional Specialty and Technical, not seasonally adjusted.
            PPI = Producer Price Index. Chemical and Manufacturing Industries,
                  Machinery Equipment and Parts, Code 35591.

            P   = Producer Price Index. Steel Mill Products, 10-17
            LI  = Average Weekly Earnings Index, SIC Code 3511 (Turbine)

      8.6 Change of Indices. In the event any of the indices referred to in Sections 8.1 through 8.5 cease to be published as constituted as of the Effective Date hereof, the parties shall mutually agree upon a suitable substitute index as required for purposes of this Article 8. In the event either party believes an index no longer accurately reflects the intent of the parties in choosing such index, such party may notify the other party of such belief and the parties shall negotiate in good faith a substitute index. In no event shall either party have the right to exercise such right more than one (1) time every five (5) Contract Years. Seller shall use the most recently available value (whether preliminary, estimated or final) for each index at the time Seller prepares each invoice.

      8.7 Estimated Natural Gas Costs. In the event that the average actual cost of natural gas for billing month n is not available at the time of billing then an estimated cost of natural gas may be used, such estimate to be based upon the best natural gas volume and price information available at the time; provided, however, if estimated costs are used then an adjustment for actual costs will be made no later than the next billing cycle following the reasonable availability of such actual cost information.

9. PERFORMANCE GUARANTEE

      9.1 On-Stream Guarantee. Seller guarantees that Seller will produce and deliver hydrogen within specification at the Hydrogen Order Rate requested by Buyer with a minimum

On-Stream Factor of ninety-eight percent (98%). As used herein, the term "On-Stream Factor" means the following:

                       (X+Y)/N x 100% = "On-Stream Factor"

      Where:

            X   = Hours during the Contract Year which hydrogen meeting the specifications set forth herein was supplied by Seller as adjusted for hydrogen curtailment as set forth below.

            Y   = Hours during the Contract Year which hydrogen could have been supplied by Seller but for the occurrence of any of the following: events of Force Majeure; scheduled maintenance outages by Seller; provided, however, that in no event shall the number of hours credited for such scheduled maintenance outages in any Contract Year exceed the number of hours allocated to such Contract Year set forth in Section 5.7; direction from Buyer from time to time to cease operation; acts by Buyer or third parties not within the control of Seller to the extent such acts do not constitute Force Majeure; or Buyer's failure to take hydrogen.

            N   = Total number of hours during the Contract Year

During any period in which Seller is supplying hydrogen at a curtailed rate, "X" above shall be reduced by the percentage of curtailment caused by Seller relative to the Hydrogen Order Rate which is in effect during such period of curtailment. For example, if delivery to Buyer is curtailed by thirty percent (30%) for a period of ten hours, "X" will be reduced by thirty percent (30%) of the ten hours or three hours. In the event Seller curtails Buyer's Hydrogen Order Rate to an extent which causes Buyer's hydrocracker to become non-operational, "X" will be reduced to zero during such period of curtailment.

      9.2 An account (hereinafter referred to as the "Bonus/Liquidated Damage Account") will be established to record the on-stream performance on an annual basis. If the On-Stream Factor is greater than 98%, the number of hours in excess of 98% will be credited to the Bonus/Liquidated Damage Account: conversely, if the On-Stream Factor is less than 98%, the number of hours less than 98% will be debited to the Bonus/Liquidated Damage Account. The Bonus/Liquidated Damage Account shall be reconciled after two complete Contract Years of On-Stream performance have been recorded in the Bonus/Liquidated Damage Account, and annually thereafter based on the On-Stream performance during the most recent two-year period as recorded in the Bonus/Liquidated Damage Account, as follows: If a debit balance exists in the Bonus/Liquidated Damage Account after such two-year period, Seller shall pay Buyer a liquidated damage payment equal to the number of hours in the debit balance multiplied by $5,200 per hour. If a credit balance exists in the Bonus/Liquidated Damage Account after such two-year period, Buyer will pay Seller a bonus payment equal to the number of hours in the credit balance multiplied by $5,200 per hour. In no event shall Buyer's bonus payment exceed $900,000 or Seller's liquidated damage payment exceed $1,800,000 in the aggregate during any Contract Year. Attached hereto as Exhibit H is an example of this calculation.

10. TERMS OF PAYMENT

      10.1 Invoicing. During the Supply Period, Seller shall deliver an invoice to Buyer on or before the tenth (10th) Day of each calendar month (i) for quantities of hydrogen delivered or deemed to be delivered in the preceding calendar month in accordance with Article 5, (ii) for the Base Facility Charges for the current calendar month, and (iii) for other sums due hereunder and related to the preceding calendar month (or calendar quarter, if appropriate). Seller may deliver such invoice by mall, facsimile, electronic data interchange or other mutually acceptable means.

All payments due Seller hereunder shall be made to Seller by electronic transfer at the location indicated on the invoice, payable within thirty (30) Days from date of invoice. It is agreed that the timely payment by Buyer of all undisputed amounts due and owing to Seller hereunder is an express condition to the continued performance by Seller of its obligations hereunder.

      10.2 Interest Rate for Late Payments. All amounts payable hereunder if not paid when due will accrue interest daily at the annual rate of interest announced from time to time by The Chase Manhattan Bank, N.A. at its offices located in New York, New York as its prime commercial interest rate for U.S. Dollar-denominated loans originated in the United States plus two percent (2%) calculated from the due date of such payment until the date of payment. In the event an amount is subject to a valid dispute, interest will not accrue on such amount if the dispute is resolved in favor of Buyer.

      10.3 Recordkeeping; Access to Books and Records. Seller shall, in accordance with good business practices, keep and maintain such books, records, accounts and other documents which are sufficient to reflect accurately and completely all amounts which form the basis for any invoice submitted hereunder, including, without limitation, records maintained pursuant to Section 4.1.20 hereof Buyer shall have the right to inspect and examine, during regular business hours and on not less than ten (10) calendar Days notice to Seller all records maintained pursuant to this Section.

11. GOVERNMENT REQUIREMENTS

      11.1 Government Requirements. If the facilities producing hydrogen for delivery to Buyer hereunder must be modified, additional equipment must be installed, or tests, studies or any other action must be undertaken with respect to such facilities or their operations to comply with any anticipated, proposed or final regulation, order, law, decree or other requirement of any governmental authority ("Regulation") which in Seller's reasonable judgment may require such modifications, tests or other action, Seller (or the facility owner) will effectuate such modifications, tests or other action following (i) in the case of a final Regulation, consultation with Buyer concerning the anticipated costs and expenses thereof to confirm that there is not a more cost effective manner to comply with such final Regulation or (ii) in the case of an anticipated or proposed regulation, the consent of Buyer (which consent shall not be unreasonably withheld); provided, however, that Seller shall have given Buyer prompt notice of its knowledge of any proposed Regulation. Notwithstanding the foregoing, in the event Buyer is responsible for any obligation hereunder, Seller agrees (i) to refrain from objecting or in any way opposing an application by Buyer to intervene before any regulatory' body or judicial forum, in which the approval of such Regulation is at issue, or otherwise fully participate before such body or forum, (ii) that if Buyer is unable to intervene or participate on its own behalf before any regulatory body or judicial forum in which the approval of such Regulation is at issue, upon Buyer's request, Seller shall intervene on Buyer's behalf at Buyer's expense, (iii) that Buyer shall have the right to pursue, or participate in, an appeal of any final Regulation before the relevant legislative, judicial or government authority of competent jurisdiction, and (iv) that if Buyer is unable to pursue an appeal of any final Regulation on its own behalf, upon Buyer's request, Seller shall pursue an appeal on Buyer's behalf at Buyer's expense, except in each case (i) through (iv), any action which Seller reasonably believes would have a material adverse impact on Seller or its business. The parties agree to cooperate with one another in order to minimize any costs and expenses incurred pursuant to this Section. Buyer's Pro Rata Share of the total costs and expenses of such modifications, tests or other action, including both fixed and variable costs, additional operating costs, applicable overheads, general and administrative expenses, financing charges and a reasonable fee, all in accordance with Seller's normal accounting practices, shall be promptly reimbursed to Seller by Buyer as such costs and expenses are incurred; provided, however, that should the aggregate amount of Buyer's Pro Rata Share of such costs and expenses related to any single Regulation exceed $250,000, Buyer shall promptly reimburse Seller an amount equal to $250,000 and thereafter Seller and Buyer shall establish a mechanism for reimbursement of the balance of such costs and expenses by Buyer through periodic payments over the remainder of the Supply Period. Buyer shall have the right to audit at its cost and at reasonable business hours, all available supporting documentation associated with such modifications prior to payment. Seller shall be responsible for its share of any costs and expenses incurred pursuant to this Section.

      11.2 Contaminants. It is understood and contemplated by the parties that the Facility is designed to use Utilities and air containing only normal contaminants, as more fully described in Exhibit D, and therefore if contaminants in the Utilities or air, or changes in the construction or operation of facilities in or about Buyer's Plant, justify the relocation, repair, modification or removal of any equipment comprising the Facility or the installation of additional equipment, Seller shall notify Buyer, and at Buyer's election. Seller shall either (i) make such relocation, repair, modification, or removal or (ii) install such additional equipment. Buyer shall reimburse Seller for any extra costs incurred and a reasonable fee all in accordance with Seller's normal accounting practices as such costs are incurred; provided, however that should the aggregate amount of such extra costs exceed $250,000. Buyer shall promptly reimburse Seller an amount equal to $250,000 and thereafter Seller and Buyer shall establish a mechanism for reimbursement of the balance of such costs by Buyer through periodic payments over the remainder of the Supply Period. Buyer shall have the right to audit at its cost and at reasonable business hours, all available supporting documentation associated with such reimbursement obligations prior to payment.

      11.3 Licensing, Permits and Approvals. Each party shall obtain, in a timely fashion, and maintain in effect, including all renewals and updates thereof any and all professional licenses, Permits or other government approvals necessary for the performance of its obligations hereunder and any activities related hereto, including, without limitation, air emissions permits from the Texas Natural Resource Conservation Commission.

      11.4 Compliance with Law and Prudent Industry Standards. Each party shall perform its obligations hereunder and any activities related hereto in compliance with all Applicable Laws and Permits and in accordance with Prudent Industry Standards and shall not undertake any act or omission which will cause the other party to fail to comply with Applicable Laws and Permits and in accordance with Prudent Industry Standards. Without limiting the generality of the foregoing, neither party shall undertake any act or omission which would cause or be likely to cause it or the other party to be subject to regulation as an "electric utility", "electric corporation", "electrical company", "public utility", "retail electric utility", "retail electric provider", "power generation company" or a "public utility holding company" (as such terms may be revised from time to time) under any Applicable Laws (an "Electric Utility").

12. TAXES

      12.1 Seller shall bear and pay all federal, state, and local taxes based upon or measured by its net income, and all franchise taxes based upon its existence or its general right to transact business. The prices as stated herein do not include any taxes, charges, or fees other than as stated in the prior sentence. If any other taxes, charges or fees, now or hereafter imposed by or under the authority of any federal, state or local law, rule or regulation howsoever denominated and howsoever measured (including, but not limited to, energy taxes, value added taxes, pollution or environmental taxes, taxes on services, real estate taxes, sales and use taxes and ad valorem taxes), are imposed on the Facility, the Facility Site, the inventory, or upon the operation or maintenance of the Facility, or upon or measured by the production, manufacture, storage, sale, transportation, delivery, use or consumption of hydrogen. Buyer's Pro Rata Share of such taxes, charges, or fees shall be paid directly by Buyer, or if paid by Seller shall be invoiced to Buyer as a separate item and paid by Buyer to Seller. Seller shall be responsible for its share of any taxes, charges, or fees incurred pursuant to this Section.

      12.2 Property Taxes and Payment in-lieu-of Tax Agreements. The parties understand and agree that Seller has not independently negotiated or obtained, and does not intend to independently negotiate or obtain, directly with any taxing authority having jurisdiction or potential jurisdiction over the Facility or Facility Site, any property tax relief, property tax abatements or incentives, or agreements in-lieu-of taxes, that would apply to the Facility, the Facility Site or any of Seller's property to be located at the Facility Site, it being understood by the parties hereto that Buyer has initiated such matters directly and desires to continue such efforts. Buyer represents to Seller that it has secured or is in the process of negotiating and obtaining agreements for payments in-lieu-of taxes or abatement of property taxes ("Property Tax Agreements") with the City of Port Arthur, Jefferson County, the Port Arthur Navigation Agency, Drainage District Number 7, and perhaps other governmental authorities, which allow or will allow Seller (and any assignee of Seller), Seller's Facility, the Facility Site and Seller's (or an assignee's) property at the Facility Site, to be included (by assignment, amendment or otherwise) under the terms of such Property Tax Agreements. Based upon the foregoing, Buyer agrees that with respect to property taxes, ad valorem taxes and any payments due under any Property Tax Agreements that are imposed upon or arise in connection with the construction, ownership, possession, operation or control of the Facility, the Facility Site or Seller's (or an assignee's) property at the Facility Site, Buyer hereby agrees that it shall be responsible for, as between Seller and Buyer. Buyer's Pro Rata Share of property, ad valorem taxes and payments under the Property Tax Agreements, and Buyer agrees to reimburse Seller therefore and indemnify, defend and hold harmless Seller therefrom. Seller agrees to cooperate reasonably with Buyer and Buyer agrees to cooperate reasonably with Seller in obtaining Property Tax Agreements that will include or cover Seller (and any assignee of Seller), the Facility, Facility Site and Seller's (or an assignee's) property at the Facility Site provided that (i) such cooperation shall be at Buyer's expense with respect to third party costs, if any, and (ii) such cooperation shall not have an adverse impact upon Seller (taking into account Buyer's obligations set forth in the preceding sentence). Seller shall cooperate with Buyer to the extent commercially reasonable to hire local contractors who are deemed by Seller to be qualified to provide the services required.

13. FORCE MAJEURE

      13.1 Definition. Neither party hereto shall be considered in default in the performance of its obligations hereunder or be liable in damages for failure or delay in performance which is due to Force Majeure, provided that the excuse of performance shall be of no greater scope and no longer duration than is reasonably required because of the Force Majeure. For purposes of this Agreement, "Force Majeure" shall include any act or event that prevents or delays the performance by either party of its obligations hereunder if and to the extent (i) such act or event is beyond such party's reasonable control and not the result of such party's fault or negligence, (ii) such party has been unable to overcome the consequences of such act or event by the exercise of reasonable commercial efforts, which may include the reasonable expenditure of funds, and (iii) such party has given the other party notice within ten (10) Days of such party's knowledge of the act or event giving rise to such Force Majeure. Subject to the satisfaction of the foregoing conditions, Force Majeure shall include, but not be limited to, the following acts or events, or any similar and equally serious acts or events which prevent or delay the performance by a party of its obligations hereunder: acts of God; acts of the public enemy; acts by Seller, in the case of Buyer, or acts by Buyer or Clark, in the case of Seller; wars; sabotage; insurrections; riots; strikes; boycotts or lockouts (except any such strike, boycott or lockout that involves Seller's or Buyer's employees (as the case may be) and is not national or industry-wide or is not caused by the other party's employees); a determination that such party is subject to regulation as an Electric Utility under Applicable Law (regardless of whether delivery of power is prevented); vandalism; blockages; labor disputes; boycotts; fires; explosions; vapor releases; natural disasters; floods; perils of the sea; lightning; wind; ability to obtain or maintain any easement.

rights-of-way, permit or license; actions of a court or public authority (including the denial, revocation or nonrenewal of a permit, certificate or license); accidents or failure of equipment or machinery; or allocation or failure of normal sources of supply of materials, transportation, energy or utilities or other causes of a similar or dissimilar nature. Under no circumstances will inability to pay monies or other economic difficulty on behalf of Buyer or Seller be construed to constitute Force Majeure, frustration or impossibility of performance.

      13.2 Efforts to Remedy. The affected party shall use all commercially reasonable efforts to remedy its inability to perform, except that neither parry hereto shall be required to bring to an end any strike or other concerted act of workers.

      13.3 Notice. The party affected by an event described in Section 13.1 shall, promptly upon learning of such event and ascertaining that it has affected or will affect such party's performance hereunder, give notice to the other party and to the Financing Parties, stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.

      13.4 Payment. Nothing contained in Section 13.1 above shall relieve Buyer of its obligation to pay any charges due hereunder. Notwithstanding the foregoing sentence, if during any Contract Year there is a period of Force Majeure which prevents Seller from supplying hydrogen in accordance with the terms and conditions contained herein, and such period exceeds thirty (30) consecutive Days, then Buyer may elect to suspend payment of the charges due hereunder for the Minimum Quantity of Hydrogen on the next Day of Force Majeure until Seller's performance hereunder resumes; provided, however, that such payment abatement shall not be available to Buyer if the Force Majeure event preventing Seller from supplying hydrogen hereunder is caused by the acts or omissions of Buyer or Clark. The Supply Period shall be extended for three (3) Days for each Day of suspension of the charges in accordance with this Section at Seller's option.

14. WARRANTY

      14.1 Conformance to Specification. Seller warrants that hydrogen delivered to Buyer shall conform to the specification set forth in Section 3.2, and that at the time of delivery Seller shall have good title and right to transfer the same and that the same shall be delivered free and clear of any lien or other encumbrances.

      14.2 Limitations. THE WARRANTIES SET FORTH IN SECTION 14.1 ARE IN LIEU OF ALL OTHER WARRANTIES BY SELLER, EXPRESS OR IMPLIED, IN FACT OR BY LAW, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15. LIMITATION OF LIABILITY

      15.1 Determination of the suitability of the hydrogen furnished hereunder for the use contemplated by Buyer is the sole responsibility of Buyer, and Seller shall have no responsibility in connection therewith.

      15.2 Buyer acknowledges that there are hazards associated with the use of hydrogen, that it understands such hazards, and that it is the responsibility of Buyer to warn and protect its employees and others exposed to such hazards through Buyers use of hydrogen. Seller will provide Buyer with copies of Material Safety Data Sheets relating to hydrogen for Buyer to make such warnings, and Buyer shall hold harmless, indemnify and defend Seller from and against any liability incurred by Seller because such warnings were not made, Buyer assumes all risk and liability for loss, damages or injury to persons or to property of Buyer or others arising out of the presence or use of hydrogen or from the failure to make such warnings.

      15.3 Buyer acknowledges that it can obtain and install devices to sample hydrogen delivered to determine its compliance with specifications prior to use.

      15.4 SELLER'S SOLE LIABILITY AND BUYER'S SOLE AND EXCLUSIVE REMEDY FOR THE NON-DELIVERY OF HYDROGEN OR FOR THE DELIVERY OF HYDROGEN NOT CONFORMING TO SPECIFICATIONS SHALL BE AS SET FORTH IN ARTICLE 9.

      15.5 EXCEPT AS EXPRESSLY PROVIDED IN SECTION 15.4, SELLER SHALL NOT BE LIABLE IN CONTRACT OR TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY) FOR ANY OTHER DIRECT DAMAGES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, BUT EXCEPT IN THE CASE OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, SELLER SHALL NOT BE LIABLE IN CONTRACT OR TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY) FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING BY WAY OF ILLUSTRATION AND NOT OF LIMITATION, LOSS OF USE, LOSS OF WORK IN

PROCESS, DOWN TIME OR LOSS OF PROFITS, AND SUCH LIMITATION ON DAMAGES SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

      15.6 Claims for non-delivery of hydrogen or delivery of non-specification hydrogen shall be void unless notification is given to Seller's operating personnel promptly upon discovery and confirmed in writing by Buyer within five
(5) working Days thereafter.

16. BUYER'S OBLIGATIONS

      16.1 Permits. Buyer agrees to assist Seller as reasonably requested in any activity related to Sellers obligations under Section 11.3.

17. TERMINATION

      17.1 Termination for Default. Subject to the rights of the Financing Parties under Section 17.1.1, this Agreement may be terminated by either party on account of any material default of the other in carrying out the terms hereof; provided, however, that if the party so in default (or in the case of Buyer, the Financing Parties as described in Section 17.1.1) shall, within sixty
(60) Days after written notice thereof from the other party, cure such default or prepare a program to effect such cure and thereafter diligently pursue such program to completion within a reasonable period of time, then in either case the right of termination shall be nullified and shall be of no effect; provided further, however, that the curing of any such default shall not affect the right to terminate this Agreement as aforesaid in the event of subsequent material defaults.

            17.1.1 Rights of Financing Parties. For so long as Buyer's obligations under the Financing Documents are outstanding, Buyer and Seller agree (i) to furnish the Financing Parties all notices of default delivered pursuant to Section 17.1 concurrently with delivery to the defaulting party,
(ii) Seller shall not terminate this Agreement if the Financing Parties have cured Buyer's default within twenty (20) Days of receipt by the Financing Parties written notice to the Financing Parties that (x) Seller has a matured right to terminate this Agreement and (y) Seller intends to so terminate this Agreement, and (iii) Buyer shall not terminate this Agreement without the consent of the requisite percentage of Financing Parties as set forth in the Financing Documents.

      17.2 Termination Following Initial Term. Either party may terminate this Agreement as of the expiration of the Initial Term or the expiration of any anniversary date thereafter by giving not less than thirty-six (36) months' prior written notice to the other party.

      17.3 Termination for Lack of Requirements. Buyer may terminate this Agreement for lack of requirements for hydrogen following the later of (i) Contract Year 10 and (ii) payment in full of all Senior Debt Obligations (as defined in the Financing Documents) if Buyer's management reasonably determines that Buyer's use of hydrogen at Buyer's Plant will permanently cease following such determination and Clark concurrently terminates the Product Supply Agreement in accordance with Section 16.3 thereof. Such right of termination shall be exercisable at any time following the later of (i) Contract Year 10 and
(ii) payment in full of all Senior Debt Obligations (as defined in the Financing Documents) by Buyer giving Seller twelve (12) months prior written notice thereof, and paying to Seller on the date such termination becomes effective the applicable Termination Payment set forth in Section
17.3.1. The Termination Payment shall be made by Buyer on the effective date of termination. If the effective date of termination does not occur at the start of a Contract Year, the Termination Payment will be determined by a straight-line interpolation between the Termination Payments for the applicable two (2) Contract Years. In no event shall termination of this Agreement under this Section limit or effect Buyers obligations under Section 18.1.

            17.3.1 Schedule of Termination Payments.

      Years Remaining in Supply Period      Termination Payment ($)
      --------------------------------      -----------------------

                    10                           54,394,500
                     9                           50,579,500
                     8                           46,412,500
                     7                           41,862,000
                     6                           36,892,500
                     5                           31,549,500
                     4                           25,864,000
                     3                           19,759,000
                     2                           13,094,000
                     1                            7,750,000

      17.4 Certain Events Related to Termination.

            17.4.1 In the event the Product Supply Agreement between Seller and Clark is terminated or expires prior to its stated term, Buyer shall have the right to assume each and every obligation of Clark under the Product Supply Agreement (but excluding past due monies) upon twenty (20) Days prior written notice to Seller; provided, however, that, with respect to Clark's obligation to supply Utilities under the Product Supply Agreement (i) in the event Buyer has access to or the ability to supply such Utilities. Buyer shall supply such Utilities to Seller and (ii) in cases where Buyer does not have access to or the ability to supply such Utilities to Seller, Seller shall use commercially reasonable efforts to obtain such Utilities from an alternate source and Buyer shall pay to Seller the additional costs and expenses incurred by Seller to obtain such Utilities through an increase in the prices herein for such Utilities. In the event Buyer does not exercise its rights in this Section 17.4.1, Seller shall have the right to (i) terminate this Agreement if it is not reasonably practical for Seller to continue to operate the Facility or if such continued operations would cause Seller to violate any Applicable Laws or Permits or (ii) increase the price of hydrogen to be paid by Buyer hereunder to compensate fully Seller for any costs or expenses incurred by Seller to continue to operate the Facility to supply hydrogen under this Agreement.

18. ASSIGNMENT

      18.1 Upon notice to Buyer, any or all of the Seller's rights, title and interest under this Agreement (including without limitation any payments by Buyer hereunder) may be assigned by Seller to an affiliate, a joint venture company in which Seller or its affiliate is general partner or in which Seller owns at least fifty percent (50%) of any equity, or to any bank, trust company, insurance company, financial institution or other entity or groups thereof under the terms of financing arrangements. Upon notice to Seller, any or all of the Buyer's rights, title and interest under this Agreement (including without limitation any payments to Buyer hereunder) may be assigned by Buyer to an affiliate, a joint venture company in which Buyer or its affiliate is a general partner or in which Buyer owns at least fifty percent (50%) of any equity, or to any bank, trust company, insurance company financial institution or other entity or groups thereof under the terms of financing arrangements (including the Financing Parties). In the event of an assignment in the prior two (2) sentences, the assignor shall execute for the benefit of the other party hereunder a guarantee or similar agreement guaranteeing the performance of the obligations hereunder by the assignee. If any Financing Party (or any nominee or assignee thereof) succeeds to the rights of Buyer hereunder as a result of an exercise of foreclosure under any collateral assignment hereof, any consensual arrangement in lieu thereof or any other right set forth in the Financing Documents, Seller will attorn to and recognize such successor as Buyer hereunder and such successor shall be bound by the terms and conditions hereof (and the parties shall execute any documents required to evidence such event). This Agreement shall not otherwise be assignable or transferable by either Buyer or Seller without the prior written consent of the other, which consent will not be unreasonably withheld, and any attempted assignment or transfer without such consent shall be void. All covenants and provisions of this Agreement shall bind and/or inure to the benefit of the respective successors and permitted assigns of the parties. In the event of the sale, lease or transfer of all or any portion of Buyers Plant which utilizes hydrogen, Buyer will assign its interest in this Agreement to such other entity who will assume all of Buyer's obligations hereunder, subject to the rights contained in this Section 18.1.

19. NOTICE

      19.1 Manner of Giving Notice. Unless herein provided to the contrary, any notice called for in this Agreement shall be in writing and shall be considered as having been given when delivered to the U.S. Postal Service, properly addressed and with all postage charges prepaid by registered or certified mail, when delivered to an overnight courier with proof of delivery or when faxed with proof of transmission, with all charges prepaid, to either party at the address designated, or by actual delivery to either party. Unless changed in writing, the addresses of the parties are as follows;

                       Air Products and Chemicals. Inc.,
                       7201 Hamilton Boulevard
                       Allentown, PA 18195-1501
                       Attention:   Corporate Secretary
                       FAX No. (610) 481-5765

                       Port Arthur Coker Company, L.P.
                       Building _____
                       1801 South Gulfway
                       Port Arthur, Texas 77640
                       Attention:   Legal Department
                       FAX No. (314) 854-1455

      with a copy to:

                       Financing Parties
                       [Address]
                       Attention: _____________________
                       FAX No. (__) ____________

                       Clark Refining & Marketing, Inc.
                       8182 Maryland Avenue
                       St. Louis, Missouri 63105
                       Attention:   Legal Department
                       FAX No. (314) 854-1455

      19.2 Other Communications. All communications given under this Agreement other than those notices and other writings specifically governed by Section 19.1, shall be given in a manner such that the communication is likely to be received in a timely manner by a responsible representative of the receiving party.

      19.3 Change in Addressee. Either party shall have the right at any time to notify the other in writing of a different addressee to whom a particular type of notice or other writing is to be sent under this Article.

20. INDEMNIFICATION

      20.1 BUYER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES SHALL RELEASE SELLER, AND ITS AGENTS, EMPLOYEES, AND AFFILIATES FROM AND SHALL INDEMNIFY, DEFEND AND HOLD SELLER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES HARMLESS AGAINST ANY COSTS, LOSSES, LIABILITIES, CLAIMS, EXPENSES, DEMANDS, ACTS, SUITS AND CAUSES OF ACTION OF EVERY KIND AND NATURE (WHETHER IN CONTRACT, TORT OR OTHERWISE), INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES, ARISING FROM OR RELATED TO PERSONAL INJURY OR PROPERTY DAMAGE INCURRED BY BUYER, ITS AGENTS, EMPLOYEES, AND AFFILIATES IN CONNECTION WITH ACTIVITIES ARISING FROM OR RELATED TO THIS AGREEMENT. THE PRODUCT SUPPLY AGREEMENT OR THE LEASE AGREEMENT, REGARDLESS OF WHETHER SUCH INJURY OR DAMAGE IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF SELLER, ITS AGENTS, EMPLOYEES, AND AFFILIATES BUT EXCLUDING, HOWEVER, PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, ITS AGENTS, EMPLOYEES, AND AFFILIATES OR ARISING OUT OF OR RELATED TO ANY ENVIRONMENTAL MATTER FOR WHICH SELLER IS OBLIGATED TO INDEMNIFY BUYER PURSUANT

TO THE LEASE AGREEMENT, THIS INDEMNIFICATION SHALL APPLY NOTWITHSTANDING ANY LIMITATIONS ARISING OUT OF WORKERS' COMPENSATION OR OTHER LIKE STATUTES AND SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

      20.2 SELLER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES SHALL RELEASE BUYER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES FROM AND SHALL INDEMNIFY, DEFEND AND HOLD BUYER AND ITS AGENTS, EMPLOYEES, AND AFFILIATES HARMLESS AGAINST ANY COSTS, LOSSES, CLAIMS, EXPENSES, DEMANDS, ACTS, SUITS AND CAUSES OF ACTION OF EVERY KIND AND NATURE (WHETHER IN CONTRACT, TORT OR OTHERWISE), INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES, ARISING FROM OR RELATED TO PERSONAL INJURY OR PROPERTY DAMAGE INCURRED BY SELLER, ITS AGENTS, EMPLOYEES, AND AFFILIATES IN CONNECTION WITH ACTIVITIES ARISING FROM OR RELATED TO THIS AGREEMENT, THE PRODUCT SUPPLY AGREEMENT OR THE LEASE AGREEMENT, REGARDLESS OF WHETHER SUCH INJURY OR DAMAGE IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF BUYER, ITS AGENTS, EMPLOYEES, AND AFFILIATES BUT EXCLUDING, HOWEVER, PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER, ITS AGENTS, EMPLOYEES, AND AFFILIATES OR ARISING OUT OF OR RELATED TO ANY ENVIRONMENTAL MATTER FOR WHICH BUYER IS OBLIGATED TO INDEMNIFY SELLER PURSUANT TO THE LEASE AGREEMENT. THIS INDEMNIFICATION SHALL APPLY NOTWITHSTANDING ANY LIMITATIONS

ARISING OUT OF WORKERS' COMPENSATION OR OTHER LIKE STATUTES AND SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

      20.3 At all times during the term of this Agreement, each party shall obtain, at its own individual expense and with deductibles, casualty, public liability, environmental liability, property damage and other types of insurance which are normal and customary in such party's industry protecting such party from liability arising out of operations in relation to this Agreement. Each party shall cause such insurance policies to be endorsed to waive all express or implied rights of subrogation against the other party and its agents, employees and affiliates to effectuate the intent of this Article. Each party shall have the right to self-insure, on a funded or unfunded basis, for all or any part of the coverages required under this Section as it may solely determine, provided
(i) such levels of self insurance are consistent with good industry practice and
(ii) it maintains a net worth of at least $50 Million ($50,000,000) as demonstrated by independently audited financial statements or other reasonably verifiable means. For purposes of the foregoing net worth calculation, the net worth of Air Products and Chemicals, Inc. shall be used in such calculation as to Seller.

21. CONFIDENTIALITY

      Each party (the "receiving party") shall hold in confidence and not disclose to any third party (other than the Financing Parties all technical and business information (the "Confidential Information") disclosed to the receiving party from the other party (the "delivering party") or developed by the delivering party for delivery to the receiving party, except (a) Confidential Information which is in or becomes, without fault of receiving party, part of the public domain;

(b) Confidential Information which the receiving party can show was received by it from an independent third party that is under no obligation to the delivering party regarding the Confidential Information; (c) Confidential Information which the receiving party can show was already in its possession at the time the Confidential Information was made available to it, directly or indirectly, from the delivering party; (d) Confidential Information required to be disclosed by law or valid legal or regulatory process, following notice by the receiving party to the delivering party of the requirement to disclose and reasonable cooperation with any attempt by the delivering party to maintain the confidentiality of such Confidential Information; or (e) Confidential Information the disclosure of which is consented to by the other party. The foregoing provisions shall continue in force and effect during the term of this Agreement and for a period of five (5) years following any termination or expiration of this Agreement. The parties agree that the terms and conditions set forth in this Agreement shall be considered Confidential Information for purposes of this Section. In the event any Confidential Information is disclosed to a third party (including shareholders, direct and indirect providers of equity capital, representatives, legal counsel, accountants, investment bankers, commercial bankers or other professional consultants), in accordance with the provisions hereof such third party shall agree in writing to be bound by the provisions hereof and the receiving party and delivering party shall agree to such other terms and conditions, including indemnification protection of the delivering party, as reasonably requested by the delivering party.

22. DISPUTE RESOLUTION

      22.1 Arbitration. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation under the rules and guidelines of the American Arbitration Association. Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof which remains unresolved forty-five (45) Days after appointment of a mediator, shall be settled by arbitration by three arbitrators in accordance with the rules and guidelines of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

      22.2 Submission to Jurisdiction. Each of the parties hereto submits to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby or the enforcement of any arbitral award in connection therewith.

      22.3 Forum Selection. Except for an arbitration proceeding under Section 22.1, any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby, or the enforcement of any arbitral award in connection therewith, may be brought only in the courts of the State of New York or the courts of the United States of America located in the State of New York, in each case located in the Borough of Manhattan, City of New York, State of New York. Each of the parties hereto waives any objection that it may have to the venue of such suit action or proceeding in any such court or that such suit, action or proceeding in such court was brought in an inconvenient court and agrees not to plead or claim the same.

      22.4 Appointment of Agent for Service of Process. Each parry shall take any and all action as may be necessary to appoint and maintain an agent in the State of New York for service of process so long as this Agreement is in effect. In the event a party does not already maintain such an agent, such party hereto irrevocably appoints CT Corporation, at 1633 Broadway, New York, New York 10019, as its authorized agent in the State of New York upon which process may be served in any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby, and agrees that service of process upon such agent, and written notice of said service to such party by the person serving the same to the address provided in Article 19, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding.

23. GENERAL PROVISIONS

      23.1 Entire Agreement; etc. This Agreement, including all exhibits incorporated herein by reference, constitutes the entire agreement between the parties hereto, supersedes all previous agreements and understandings, whether oral or written, relating to the subject matter hereof, and may not be changed or modified orally.

      23.2 Headings. The headings used in this Agreement are for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

      23.3 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.

      23.4 Modification. This Agreement, including the Exhibits hereto, may be amended or modified from time to time only by an instrument in writing signed by both parties, and shall not be modified by any course of performance, course of conduct or usage of trade.

      23.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable under the laws of the State of New York, or any municipality or governmental entity whose substantive laws may apply to this Agreement, or under any rules or regulations promulgated by any governmental authority thereof, the remainder of this Agreement or the application of the provisions hereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, The remedies set forth herein are exclusive of any remedy available by operation of law or equity.

      23.6 Conflicts. In the event of any conflict between this Agreement and any Exhibit or attachment hereto that is not reconcilable, the provisions of this Agreement shall apply.

      23.7 Waiver. No waiver by Buyer or Seller of any default of the other party under this Agreement will operate as a waiver of any subsequent default, whether of a like or different character.

      23.8 Equitable Adjustment. If and to the extent that any court or governmental authority of competent jurisdiction holds any part of provisions of this Agreement to be invalid or unenforceable, the parties will equitably adjust the provisions of this Agreement with a view toward effecting its purposes; such holding will not affect the validity or effectiveness of the other provisions of this Agreement, which will remain in full force and effect.

      23.9 Exhibits. Each Exhibit referred to in this Agreement is incorporated into this Agreement and made a part hereof by such reference. All obligations of any party under any such Exhibit will be considered as obligations under this Agreement.

      23.10 Preparation. Drafting and negotiations of this Agreement have been participated in by each party hereto, and not by either party to the exclusion of the other and for all purposes this Agreement shall be deemed to have been drafted jointly by the parties.

      23.11 Execution. This instrument may be executed in separate original counterparts but which will constitute one and the same Agreement.

      23.12 Liquidated Damages not a Penalty. The parties acknowledge and agree that in each instance where liquidated damages are provided for as the remedy of the non-defaulting party in this Agreement, such party's actual damages are difficult to measure, such liquidated damages are reasonable compensation to the non-defaulting party for its damages and such liquidated damages are not a penalty. Nothing set forth in this Agreement shall limit or effect either party's right to assert an action for price or payment for Utilities or hydrogen described hereunder.

      23.13 Cooperation for Financing. Each party agrees to cooperate with the other party in its efforts to obtain financing by executing any consents or similar agreements or providing information reasonably necessary by such party to obtaining financings, subject to compliance with Article 21 hereof. Such cooperation would include, to the extent necessary, a party's assignment to such lenders of this Agreement and accommodation of lender's reasonable requests regarding performance of any obligations hereunder.

      23.14 Relationship of the Parties. Noting in this Agreement shall be deemed to constitute either parry hereto a partner, joint venturer, agent or legal representative of the other party or to create any fiduciary relationship between or among the parties. This Agreement is intended solely for the benefit of Seller and Buyer and their respective affiliates and is not intended to confer any benefits upon, or create any rights in favor of any other entity or person, except that the Financing Rates shall have the rights specifically set forth in Sections 13.3 and 17.1 and any assignee of either party shall have the rights and obligations and be bound by the terms and conditions set forth herein upon assignment in accordance with Article 18 hereof.

      23.15 Interpretation of Certain Terms. In this Agreement, the singular shall include the plural and the masculine shall include the feminine and neuter, as the context requires, and "include," "includes" and "including" shall mean "include[includes][including], without limitation.

24. REPRESENTATIONS

      24.1 Representations by Buyer. Buyer represents and warrants to Seller as of the Effective Date that:

            24.1.1 Buyer is a limited partnership duly formed and validly existing under the laws of the State of Delaware; Buyer has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and Buyer is duly qualified to do business in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

            24.1.2 The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary corporate action and does not and will not: (i) require any further consent or approval of the management of Sabine River Holding Corp., a Delaware corporation, or of Buyer's management or Board of Directors; (ii) contravene Buyer's certificate of limited partnership, agreement of limited partnership or other organizational or governing documents of Buyer; (iii) violate any provision of any Applicable Law presently in effect having applicability to Buyer; (iv) constitute a default under or give rise to any right of termination, cancellation or acceleration of any indenture or loan or credit agreement or any other agreement lease or instrument to which Buyer is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned by Buyer, except, in each case, for such matters for which noncompliance with the foregoing would not have a material adverse effect on Buyer and except in the case of (v) for Permitted Liens as defined in the Financing Documents.

            24.1.3 This Agreement is the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      24.2 Representation by Seller. Seller represents and warrants to Buyer as of the Effective Date that:

            24.2.1 Seller is a corporation duly formed and validly existing under the laws of Delaware; Seller has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and Seller is duly qualified to do business in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

            24.2.2 The execution, delivery and performance by Seller of the Agreement has been duly authorized by all necessary corporate action and does not and will not: (i) require any further consent or approval of the management or the Board of Directors of Seller; (ii) contravene Seller's certificate of incorporation, by-laws or other organizational or governing documents of Seller;
(iii) violate any provision of any Applicable Law presently in effect having applicability to Seller; (iv) constitute a default under or give rise to any right of termination, cancellation or acceleration of any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Seller is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned by Seller, except, in each case, for such matters for which non-compliance with the foregoing would not have a material adverse effect on Seller.

            24.2.3 This Agreement is the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, moratorium, insolvency, or other similar laws affecting creditors rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

25. DEFINITIONS

      Except as otherwise herein provided, the following words and/or terms as used hereunder shall have the following meaning:

      25.1 "Agreement" means this agreement dated the first date set forth herein between Seller and Buyer, as may be amended from time to time.

      25.2 "Applicable Law" means all laws, treaties, ordinances, judgments, decrees, injunctions, writs, orders and stipulations of any court, arbitrator or governmental agency or authority, and statutes, rules, regulations, orders and interpretations thereof of any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body applicable from time to time to either parties' facilities, or the operation or maintenance, or the performance of any obligations by either party under this Agreement or any other agreement entered into in connection herewith.

      25.3 "Base Facility Charge" or "BFC" shall have the meaning given such term in Section 7.1.

      25.4 "Bonus/Liquidated Damage Account" shall have the meaning given such term in Section 9.1.

      25.5 "Buyer" shall have the meaning given such term in the introductory paragraph of this Agreement.

      25.6 "Buyer's Plant" shall have the meaning given in the first recital.

      25.7 "Buyer's Pro Rata Share" shall mean one hundred percent (100%) of any charge, expense, cost, fee or tax that is calculable or measurable, directly or indirectly, by the hydrogen sold to Buyer, and in any other case, (81.13%) of such charge, expense, cost, fee or tax.

      25.8 "Clark" shall mean Clark Refining & Marketing, Inc., or its successor and permitted assigns.

      25.9 "Clark's Plant" shall mean the facilities and equipment owned and operated by Clark in Port Arthur, Texas.

      25.10 "Commencement Date" shall have the meaning given such term in
Section 2.1.

      25.11 "Confidential Information" shall have the meaning given such term in
Article 21.

      25.12 "Contract Year" mean the period commencing on the Commencement Date and ending twelve (12) months thereafter and each twelve (12) month period thereafter.

      25.13 "Day" means a twenty-four (24) hour period commencing at midnight (12:00 am) local time on one day and ending at the same time on the following day and such day shall bear the date of the day on which it commences.

      25.14 "Dedicated Hydrogen Charge" shall have the meaning given such term in Section 7.2.

      25.15 "Dedicated Hydrogen Quantity" shall have the meaning given such term in Section 5.1.

      25.16 "delivering party" shall have the meaning given such term in Article 21.

      25.17 "DHC" shall have the meaning given such term in Section 7.5.

      25.18 "Effective Date" is defined as set forth in the introductory paragraph of this Agreement.

      25.19 "EGM" and "EGM System" shall have the meaning given such terms in
Section 4.1.4.

      25.20 "Facility." shall have the meaning given in the first WHEREAS clause.

      25.21 "Facility Site" shall have the meaning given such term in Section
1.1.

      25.22 "Financing Documents" means all documents entered into by Buyer evidencing or securing the financing of Buyer's Plant dated on or about 15 August 1999.

      25.23 "Financing Parties" means any secured parties designated as such in the Financing Documents and any trustee or agent acting on their behalf.

      25.24 "Force Majeure" shall have the meaning given such term in Section 13.1.

      25.25 "Hydrogen Delivery Point" shall have the meaning given to such term in Section 3.1.

      25.26 "Hydrogen Non-Consumption Charge" shall have the meaning given such term in Section 7.5.

      25.27 "Hydrogen Order Rate" shall have the meaning given such term in
Section 5.5.

      25.28 "Independent Engineer" means Purvin & Gertz Inc., or a successor thereto appointed pursuant to the Financing Documents.

      25.29 "Initial Term" shall have the meaning given such term in Section
2.1.

      25.30 "Internal Hydrogen Production" shall have the meaning given such term in Section 5.1.

      25.31 "Lease Agreement" shall mean that certain Lease Agreement between Seller and Clark dated the date hereof, as it may be amended from time to time.

      23.32 "Minimum Quantity of Hydrogen shall have the meaning given such term in Section 5.3.

      25.33 "MSCF" means one thousand SCF.

      25.34 "MMSCFD" means one million SCF per Day.

      25.35 "On-Steam Factor" shall have the meaning given such term in Section 9.1.

      25.36 "Permits" means any waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from any federal, state, county, municipal, regional, environmental or other governmental body, instrumentality, agency, authority, court or other body having jurisdiction over either party's facility, or the performance of either party of any obligation under this Agreement or any other agreement in connection herewith.

      25.37 "Pipeline Hydrogen" shall have the meaning given such term in
Section 5.4.

      25.38 "Pipeline Hydrogen Charge" shall have the meaning given such term in
Section 7A.

      25.39 "Pipeline Network" means the pipeline system connected to the Facility and constructed, owned or operated by Seller or its affiliates, which is used to transport hydrogen in Texas.

      25.40 "Product Supply Agreement" shall mean that certain Product Supply Agreement between Seller and Clark dated the date hereof as it may be amended from time to time.

      25.41 "Property Tax Agreements" shall have the meaning given such term in
Section 12.2.

      25.42 "Prudent Industry Standards" means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used in facilities in the United States of a type and size similar to the facility in question.

      25.43 "Psig" means pounds per square inch gauge.

      25.44 "receiving party" shall have the meaning given such term in Article 21.

      25.45 "Regulation" shall have the meaning given such term in Section 11.1.

      25.46 "Rfa" shall have the meaning given such term in Exhibit I.

      25.47 "SCF" shall have the meaning given such term in Section 4.1.3.

      25.48 "SCFD" means an instantaneous rate of flow of a gas which would be equivalent to one SCF of that gas if continued for a twenty-four (24) hour period.

      25.49 "Seller" shall have the meaning given such term in the introductory paragraph of this Agreement.

      25.50 "Seller's Hydrogen Volume" shall have the meaning given such term in
Section 5.3.2

      25.51 "Spill Stream Hydrogen" shall have the meaning given such term in
Section 5.1.

      25.52 "Start-up Damages Cap" shall mean an aggregate amount equal to One Million One Hundred Fifty-five Thousand Dollars ($1,155,000).

      25.53 "Start-up Date" shall mean 6 December 2000.

      25.54 "Supplemental Hydrogen" shall have the meaning given such term in
Section 5.2.

      25.55 "Supplemental Hydrogen Charge" shall have the meaning given such term in Section 7.3.

      25.56 "Supply Period" shall have the meaning given such term in Section
2.1

      25.57 "Turnback Hydrogen" shall have the meaning given such term in
Section 5.3.

      25.58 "Two Contract Year Minimum Quantity of Hydrogen" shall have the meaning given such term in Section 5.3.

      25.59 "Two-Year Minimum Purchase Obligation" shall have the meaning given such term in Section 5.3.

      25.60 "Utilities" shall have the meaning given such term in Section 12 of the Product Supply Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

                                        AIR PRODUCTS AND CHEMICALS, INC.

                                        By: /s/ Joe E. McGilad
                                           -----------------------------
                                        Title: Vice President


                                        PORT ARTHUR COKER COMPANY L.P.

                                        By: SABINE RIVER HOLDING CORP.,
                                            as General Partner

                                        By: /s/ Maura J. Clark
                                           -----------------------------
                                           Name: Maura J. Clark
                                           Title: Executive Vice President

                                    EXHIBIT A

                              TECHNICAL DESCRIPTION

1.1   Facility Design Basis

      Hydrogen shall be produced from the conversion of natural gas via a steam methane reformer (SMR) and a high temperature shift (HTS) reactor. Purification of the hydrogen shall be accomplished by a pressure swing adsorption (SMR PSA) unit. In conjunction with the SMR, a spill gas stream from Buyer's hydrotreaters will be purified in a separate H(2) PSA (Hydrotreater Spillstream System).

      Power shall be produced from a GE Frame 6B gas turbine. Steam will be produced from waste heat generated in the SMR and the Frame 6B.

1.2   Production Basis

1.2.1 Product Hydrogen

      The steam methane reformer will be capable of producing approximately 100 MMSCFD H(2) (80 MMSCFD dedicated to Buyer) when supplied with natural gas at 500 psig minimum and approximately 79 MMSCFD when supplied with natural gas at 450 psig. Up to an additional 6.0 MMSCFD H(2) (approximately) will be produced from the purification of Buyer's Gulfining Units (GFU 241/242/243/244) hydrotreater spill gas in the Hydrotreater Spillstream System.

      Hydrogen from the SMR will be compressed via two identical compressors, each sized to deliver 80 MMSCFD H(2) to 850 psig (minimum) at the Facility's battery limits. Each compressor will be designed for two stages with one cylinder per stage. Each compressor will be dedicated for hydrogen service (i.e. not multiservice).

      Hydrogen produced from the purification of Clark's hydrotreater spill stream (via the Spill PSA) will be compressed to meet the HCU 942 pressure requirements. When supplied with 8.9 MMSCFD of feed gas in accordance with Exhibit D, the spill stream system will produce approximately 5.0 MMSCFD of product hydrogen plus 3.9 MMSCFD of purge gas to be delivered to Clark as fuel.

1.2.2 Steam

      Steam from the Facility will be delivered to Clark's 650 psig high pressure steam system. Steam production is a function of the gas turbine's performance and the hydrogen production rate. Net steam export quantities to Clark at the full hydrogen production rate are anticipated to be:

            Turbine       New(1)             Average(2)       Maximum(3)
            Intake Temp.  and Clean          Degradation      Degradation
            ------------  ---------          -----------      -----------
            32(degrees)F  470,000 lbs/hr     470,000 lbs/hr   463,000  lbs/hr
            65(degrees)F  445,000 lbs/hr     440,000 lbs/hr   430,000  lbs/hr
            93(degrees)F  460,000 lbs/hr     459,000 lbs/hr   455,000  lbs/br

            (1) "New" denotes the first month of gas turbine operation following major overhauls
            (2) "Average" denotes the performance of the gas turbine averaged over six years
            (3) "Maximum" denotes the last month of gas turbine operation prior to major overhauls

      The steam export quantities shown above are based on installation of a steam turbine generator. Clark may request additional steam from the Facility, to the extent available, up to a maximum of 518,000 lbs/hr.

      Condensate from the Facility xviii not be delivered to Clark, nor will Clark supply condensate to the Facility.

1 2.3 Product Power

      Gross power production for Clark's consumption is anticipated to vary as a function of ambient temperature and the turbine maintenance cycle as follows:

            Turbine       New                Average          Maximum
            Intake Temp.  and Clean          Degradation      Degradation
            ------------  ---------          -----------      -----------
            32(degrees)F  43,600 kw           42,800 kw        41,730 kw
            65(degrees)F  38,300 kw           37,200 kw        36,220 kw
            93(degrees)F  34,630 kw           33,600 kw        32,570 kw

      The combustion turbine generator (CTG) will be tied to Clark's No. 6 Power Plant switchgear (PP6). The Facility will be comprised of a 13.8kVmain bus system with a radial tie to Clark. This radial tie, about 4,000' in length, will be accomplished via 9-11c 500 kcmil overhead insulated cable and terminated at Clark's substation # 6. The cable will be installed and provided for termination by Clark. Termination at the Facility will be by Seller. The cable will transition from an overhead arrangement to cable trays at the Facility boundary limit. The 13.8kV switchgear will be comprised of three (3) circuit breakers, one for the tie line to Clark
      (52I), the second for the 47MVA CTG (52G) and the third for the Facility
      (52T). Power to the Facility, fed from the 13.8kV switchgear, will be transformed from 13.8kV to 4.16kV via a 15MVA transformer.

      If, while 52I is closed with Seller exporting power to Clark. Clark separates from the utility (Entergy), an island would be created comprised of Clark's Plant and the Facility. Clark will provide Seller with circuit breaker contacts that indicate separation from the utility grid. Seller will utilize this contact to switch the CTG from synchronous to isochronous modes. Seller will continue to operate under the line VAR control and isochronous mode.

      The WATT and VAR controllers shall be resident in the DCS. These controllers, in turn, will adjust the setpoint resident within the EX2000 by means of hardwired raise/lower pulse signals. The Facility would normally operate at MW and MVAR setpoints for the intertie. MW and MVAR at the intertie to Clark will be continuously monitored via transducers and input to their respective DCS controllers. When the CTG is on line, any changes within the Facility power factor-such as due to the operation of the synchronous motor drives for the compressors-will result in changes to the power factor at the intertie to Clark and will be compensated for by excitation to the CTG.

      Clark utilizes a load shedding scheme based on underfrequency relays. Seller will not be subject to load shedding by Clark. During normal operation, with the CTG on line, power will be exported to Clark at a power factor greater than or equal to 0.9 lagging. In the event that the CTG is off line, power may be imported to the Facility at a power factor greater than or equal to 0.9 laaging. Seller shall operate the Facility to produce and deliver power at reasonably uniform rates and shall not be subject to dispatch and control by Clark.

1.2.4 Product Fuel

      Purge gas produced from the purification of Clark's hydrotreater spill gas will be exported to Clark as fuel to Clark's fuel gas system. Based on the normal composition shown in Exhibit D, the process design purge gas flow, pressure and temperature at the Facility's battery limits will be:

                       Min.          Normal         Max.
                       ----          ------         ----
         Flow          1.8 MMSCFD    3.9 MMSCFD     4.5 MMSCFD
         Pressure      --            95 psig        110 psig
         Temperature   56(degrees)F  100(degrees)F  120(degrees)F

      The design mechanical pressure and temperature will be 250 psig and 150(degrees)F.

1.3.  Hydrogen Compression

      In the event of an SMR outage, each compressor will have the ability to take pipeline hydrogen and compress it to 850 psig (minimum) for supply to Buyer. In the event of the HCU 942 outage, Seller may export hydrogen to the pipeline.

1 .4  Turndown and Operability Scenarios

      The normal turndown of the SMR is to 80% of hydrogen flow with some loss in efficiency. The maximum turndown of the SMR is to approximately 40% of hydrogen flow with reduced efficiency.

      Hydrogen production from the Facility will be based on the order rate requested by Buyer. The Facility will be designed to be pressure controlled via "load-following" of Buyer's hydrogen needs within plus or minus 5% of the order rate. Net steam export will be allowed to vary as a function of hydrogen production without exceeding the maximum amount of 470,000 lbs/hr. In the event of a gas turbine outage, steam and hydrogen production will turndown. Hydrogen production will be supplemented by the hydrogen pipeline.

1.5   Meteorological Conditions

      The table below summarizes the temperature basis:

                          -------------------------------------------------------------------------
                                   Process Design                        Mechanical Design
                          -------------------------------------------------------------------------
                          Min.(degrees)F     Min.(degrees)F      Min.(degrees)F      Min.(degrees)F
      ---------------------------------------------------------------------------------------------
      Winterizing               20               ---                    20                 ---
      ---------------------------------------------------------------------------------------------
      Ambient Average(3)        56                86                   N/A                 N/A
      ---------------------------------------------------------------------------------------------
      Equipment Data Sheets
       Ambient Temp.(1)         20               104                    20                 104
       Design Metal Spec.(2)    -20              ---                   -20                 ---
      ---------------------------------------------------------------------------------------------
      Pipe Expansion            20               ---                    20                 104
      ---------------------------------------------------------------------------------------------
      Air Cooler Design         20               l00(4)                 20                 104
      ---------------------------------------------------------------------------------------------
      Cooling Tower
       Wet Bulb                 82.5             ---                   ---                 ---
       Dry Bulb                 95               ---                   ---                 ---
      ---------------------------------------------------------------------------------------------
      Air Compressor            20               100                    20                 104
       Relative Humidity        100              100                   100                 100
      ---------------------------------------------------------------------------------------------

(1) Used for mechanical hardware, electronics, pump windings, etc.
(2) Minimum design metal temperatures for data sheets
(3) Used for process heat balance calculations
(4) Based on 95(degrees)F ambient and 5(degrees)F air recirculation margin

The normal atmospheric pressure is: 14.7 psia (760 mmHg)
True elevation for the Facility is: 5 ft above sea level
Seismic zone for Port Arthur: 0 per UBC 1997

The wind design shall be:

     Prevailing Direction: SE

         Average Velocity, mph:                        10
         Dispersion or flare design velocity, mph:     17
         Mechanical Design, mph:                       120

      The wind rose data shall be:

      Direction:  True N  NE   E   SE   S   SW    W   NW

      % of Time:    11     4   13  12   41   7    6   6

      The basic wind speed to be used for structural design shall be based on 120 mph for 100 year recurrence per ASCE 7-95 using the exposure category C and importance factor of 1.05

      Wind pressure for various height zones shall be as specified in ASCE 7-95.

      Rainfall for sewer sizing shall be:
         One hour maximum, in:                3
         24 hour maximum, in:                 10
         Fire zone rate, gpm                  6,000
      Water Run-off Design Factors:
         Paved areas:                         F = 1.0
         Unpaved areas:                       F = 0.6

1.6 Scope of Supply

      Seller will design, procure, install, own, operate and maintain the Facility. The Facility will include the equipment and services described herein, although Seller retains the right to make design modifications as long as they do not adversely affect the performance of the plant. The design of the Facility will be in accordance with all applicable health, safety, design and fire codes.

      Equipment List

      Seller will furnish the equipment and materials for the Facility as described below.

C-103         ID Fan
              CM-103 Motor

C-105         Condensing Steam Turbine
              CM-105 Condensing Steam Turbine Motor
              CG-105 Condensing Steam Turbine Generator
                    Main Lube Oil Pump
                    Auxiliary Lube Oil Pump
                    Lube Oil Cooler
                    Gland Steam Condenser
                    Lube Oil Filter
                    E-130 Surface Condenser
                         X- 108 A/B/C Vacuum System
C-250 A/B     Product H(2) Compressors
              S-250-A1 Suction Volume Bottle
              S-250-A2 Suction Volume Bottle
              S-250-A3 Discharge Volume Bottle
              S-250-A4 Discharge Volume Bottle
              V-256A/B Lubricator Day Tanks
              P-252A/B Lubricator Pumps

              CM-250A/B H(2) Product Comp. Motors

C-255/C-220 Spill Gas Product H(2) Compressor
            (Stage 1 and Stage 2) and Purge Gas CO Compressor
              S-255-1 H(2) 1st Stage Suction Bottle
              S-255-2   H(2) 1st Stage Discharge Bottle
              S-255-3   H(2) 2nd Stage Suction Bottle
              S-255-4 H(2) 2nd Stage Discharge Bottle
              F-221 Coolant Strainer for Stage 1
              F-222 Coolant Strainer for Stage 2
              C-220 Purge Gas Compressor Stage 1 and Stage 2
                  S-220-1    1st Stage Suction Bottle
                  S-220-2    1st Stage Discharge Bottle
                  S-220-3    2nd Stage Suction Bottle
                  S-220-4    2nd Stage Discharge Bottle
              V-220 C-255/C-220 Lubricator Day Tank
              P-220 C-255/C-220 Lube Pump
              CM-220 Spill Gas MS Comp. Motor
C-500         Gas Turbine
              CM-500 Gas Turbine Starting Motor
              CG-500 Gas Turbine Generator
                  Gas Turbine Building Case
                  Strainers for G.T.
CC-l          Steam Generation Coil #1
CC-2          Mixed Feed Preheat Coil
CC-3          Steam superheat Coil
CC-4          Steam Generation Coil #2
CC-5          Steam Generation Coil #3
CC-6          BFW Preheat Coil

E-103         Process Gas Boiler
E-104         Feed Preheater II
E-105         Kettle Boiler
E-106         BFW Preheater
E-107         Feed Preheater I
F-108         Deaerator Water Heater
E-110 A/B     Process Gas Trim Cooler
E-129         Blowdown Cooler
E-220         Purge Gas Comp. Inter-Cooler
E-221         Purge Gas Comp. Discharge-Cooler
E-255         Spill Product H(2) Comp. Inter-Cooler
E-256         Spill Gas H(2)Comp. After Cooler

F-220         Purge Gas Comp. Inlet Filter
F-255         Spill Gas Product H(2) Comp. Suction Filter
F-256         Spill Gas Product H(2) Comp. After Filter
F-501         Gas Turbine Fuel Filter

H-101         Reformer

K-220         Purge Gas Comp. Discharge Coalescer

P-101A/B/C    BFW Pumps w/Motors

P-102A/B      BFW Circulation Pumps w/Motors

P-121A/B      Condensate Pumps w/Motors
              E-149A/B Seal Flush Coolers
              E-150A/B Seal Flush Coolers
              E-151A/B Seal Flush Coolers

P-931A/B      Demin Water Transfer Pumps
P-991A/B      Sanitary Sewer Pumps
P-992A/B      Dirty Water Sump Pumps
P-993A/B      Dirty Water Sump Pumps
P-994A/B      Dirty Water Sump Pumps
P-115A/B      Aqueous Ammonia Pumps

V-101         Feed Gas Separator
V-104         Hydrogenator
V-105         Feed Desulfurizer
V-107         Continuous Blowdown Drum
V-108         Steam Drum
V-109         H.T. Shift Reactor
V-112         Process Condensate Separator
V-113A/B      PSA Surge Drums
V-114         Deaerator
V-115         Spill Gas PSA Surge Drum
V-116         Spill Gas K.O. Drum
V-129         Intermittent Blowdown Drum
V-132         Fuel Gas Separator
V-133         Oil Blowdown Drum
V-135         Aqueous Ammonia Tank
V-920         Air Receiver
V-922         Instrument Air K.O. Drum
V-931         Make-up Water Storage Tank

X-l01         PSA Unit

X-102         SCR Unit

X-103         CEMS Package

X-105         Steam Silencer

V-106A/B/C    Chemical Dosing Unit
              P-106A Neutralizing Amine Pump
              P-106B Oxygen Scavenging Pump
              P-106C Internal Treatment Pump
              V-106A Neutralizing Amine Tank
              V-106B Oxygen Scavenger Tank
              V-106C Internal Treatment Tank

X-107         Vent Stack Tip

X-110         Spill Gas PSA Unit

X-135         NH, System Skid
              V-136 Aqueous NH(3) Mixer
              F-115A/B Aqueous Ammonia Filters
              C-104A/B NH(3) Injection Blowers
              E-119A/B Atomizing Air Heaters

X-901         Oil Removal Skid
              K-251 H(2) Pipeline Common 2nd Coalescer
              V-251 H(2) Pipeline Product Common Oil Absorber
              F-251 H(2) Pipeline Product After Filter

X-902         Lube Oil Skid for C-255 /C-220
              P-255 Main Oil Pump
              P-256 Aux. Oil Pump
              E-253 Lube Oil Exchanger
              F-253 Lube Oil Filter

X-903         Lube Oil Skid for C-250A/B
              P-250A/B Main Oil Pumps
              P-251A/B Aux. Oil Pumps
              E-252A/B Lube Oil Exchangers
              F-252A/B Lube Oil Filters
X-904         Purge Panel for C-255 C-220

X-905         Unloader Panel for C-255/C-220

X-906         A/B Purge Panels for C-250A/B

X-907         A/B Unloader Panels for C-250A/B (By KTI)

X-921A/B      Instrument Air Dryers

X-940         Flare
              V-940 Flare K.O. Drum

X-950         Jacket Water Skid for C-250A/B
              E-950 Jacket Coolant Exchanger
              P-950 A/B Jacket Coolant Water Pumps
              F-950A/B Jacket Coolant Water Supply Strainers
              F-951 Jacket Coolant Water Side Stream Filter
              V-950 Jacket Coolant Receiver

X-908         Accessory Skid for C-250A/B
              E-250A Prod. H(2) Comp. Discharge Coolers
              E-250B Prod. H(2) Comp. Discharge Coolers
              F-250A/B Prod. H(2) Comp. Suction Filters
              K-25OA/B Prod. H(2) Comp. Discharge Coalescers

X-920         LIN System
              E-920A/B/C/D Nitrogen Vaporizers
              V-921 Liquid Nitrogen Tank
                  PBV Control Skid
                  PBU

      Analyzers include but are not limited to the following:

        Analyzer
        O(2) in Flue Gas
        Low 0(2) in Analyzer Building
        CO in PSA Equalization Header
        CO in Hydrogen product (redundant)
        N(2) in Hydrogen product (redundant)
        Specific Gravity of PSA tail gas
        Conductivity of BFW make-up
        CH(4) slip in reformer outlet

      A regulatory agency approved safety PLC will be provided to perform Burner Management System (BMS) and other critical safety functions. A BMS system will be designed to monitor conditions associated with the fuel system, flame and draft in the reformer. This system will be in compliance with NFPA requirements.

      The following detectors will be provided:

      Carbon Monoxide detectors   at the reformer penthouse
                                  at the analyzer building
                                  at the PSA skid

      Ultraviolet detectors       at the PSA skid
                                  at the reformer penthouse

      Combustible Gas detector    at the reformer penthouse
                                  at the analyzer building

                                    EXHIBIT B

                              [INTENTIONALLY BLANK]

                                    EXHIBIT C

                              [INTENTIONALLY BLANK]

                                    EXHIBIT D

                 UTILITIES AND SERVICES TO BE SUPPLIED BY CLARK

Unless otherwise stated, the following Utilities shall be supplied by Clark to Seller at no cost to Seller for the commissioning, testing, start-up of the Facility. Beginning on the Commencement Date of the Product Supply Agreement and for the remainder of the Supply Period, Seller will purchase from Clark, unless otherwise stated, the following Utilities at the prices defined herein and Buyer shall reimburse Seller hereunder for the costs and expenses of such Utilities. Utilities are to be supplied to the Delivery Points defined in Exhibit E herein by Clark.

1.0   Cooling Water

      Clark shall provide approximately 15,540 gpm of cooling water to the Facility's battery limits. The cooling water typically has the following constituents at 10 cycles of concentration:

      ===================================================================
           Characteristics                   Minimum  Normal   Maximum
      -------------------------------------------------------------------
      Feed Water pH                                     7.2
      -------------------------------------------------------------------
      Temperature                   (degrees)F          93       93
      -------------------------------------------------------------------
      Calcium Hardness as CaCO(3)   ppm                 82
      -------------------------------------------------------------------
      Magnesium Hardness as CaCO(3) ppm                 50
      -------------------------------------------------------------------
      Total Hardness as CaCO(3)     ppm                 115
      -------------------------------------------------------------------
      Sodium as Na                  ppm                 78
      -------------------------------------------------------------------
      Potassium as K                mg/L
      -------------------------------------------------------------------
      Iron as Fe                    ppm                 6.0
      -------------------------------------------------------------------
      Manganese as Mn               mg/L
      -------------------------------------------------------------------
      Copper as Cu                  ppm                 0.23
      -------------------------------------------------------------------
      Aluminum as Al                mg/L
      -------------------------------------------------------------------
      Zinc as Zn                    mg/L
      -------------------------------------------------------------------
      Ammonia and Ammonium Ion as
      NH(3)                         mg/L
      -------------------------------------------------------------------
      Methyl Orange (M)
      Alkalinity as CaCO(3)         ppm                 56
      -------------------------------------------------------------------
      Phenolphahalein (P)
      Alkalinity as CaCO(3)         ppm                 0
      -------------------------------------------------------------------
      Chloride as Cl                ppm                 295
      -------------------------------------------------------------------
      Sulfate as SO(4)              mg/L
      -------------------------------------------------------------------
      Nitrate as NO(4)              mg/L
      -------------------------------------------------------------------
      Orthophosphate as PO(4)       ppm                 32
      -------------------------------------------------------------------
      Total Phosphate as P0(4)      mg/L
      -------------------------------------------------------------------
      Silica as SiO(2)              ppm                 88
      -------------------------------------------------------------------
      Total Dissolved Solids, TDS   mg/L
      -------------------------------------------------------------------
      Total Suspended Solids, TSS   mg/L                25
      -------------------------------------------------------------------
      Turbidity as NTU              mg/L
      -------------------------------------------------------------------
      Oil and Grease                mg/L
      -------------------------------------------------------------------

      ===================================================================
           Characteristics                   Minimum  Normal   Maximum
      -------------------------------------------------------------------
      Specific Conductance at
      25(degrees)C                 uohms               802
      -------------------------------------------------------------------
      Langelier Index              mg/L
      -------------------------------------------------------------------
      Chemical Oxygen Demand, COD  mg/L
      -------------------------------------------------------------------
      Total Organic Carbon, TOC    mg/L
      -------------------------------------------------------------------
      Free Chlorine Residual
      as Cl(2)                     mg/L
      -------------------------------------------------------------------
      Total Sulfur as S0(4)        ppm                 140
      -------------------------------------------------------------------
      Tolyltriazole                ppm                 0.4
      -------------------------------------------------------------------

                                   Min.          Normal          Max.
                                   ----          ------          ----
       Supply Pressure             60 psig       60 psig         80 psig
       Temperature                 56(degrees)F  88(degrees)F    93(degrees)F

            The mechanical design pressure and temperature will be 80 psig and 150(degrees)F.

2.0    Boiler Feed Water Make-up

       Clark shall provide boiler feed water make-up to the Facility in accordance with the following:

       ==================================================================
       Boiler Feed Water
       ------------------------------------------------------------------
       pH                                             7.5-10
       ------------------------------------------------------------------
       Nonvolatile TOC, mg/LC                         less than 0.5
       ------------------------------------------------------------------
       Oily Matter, MG/L                              less than 0.5
       ------------------------------------------------------------------
       Specific Conductance at 25(degrees)C, umhos    less than 10
       ------------------------------------------------------------------
       Alkalinity, ppm                                less than 0.15
       ------------------------------------------------------------------
       Total Sulfur as SO(4), ppm                     less than 0.5
       ------------------------------------------------------------------
       Chloride as Cl, ppm                            less than 0.5
       ------------------------------------------------------------------
       Total Hardness as CaCO(3), ppm                 less than 0.1
       ------------------------------------------------------------------
       Total Calcium Hardness as CaCO(3), ppm         less than 0.05
       ------------------------------------------------------------------
       Total Magnesium Hardness as CaCO(3), ppm       less than 0.05
       ------------------------------------------------------------------
       Total Copper as Cu, ppm                        less than 0.015
       ------------------------------------------------------------------
       Total Iron as Fe, ppm                          less than 0.02
       ------------------------------------------------------------------
       Sodium as Na, ppm                              less than 0.24
       ------------------------------------------------------------------
       Silica as SiO(2), ppm                          less than 0.20
       ==================================================================

      Conditions at the Facility's Battery Limits:

                                   Min.          Normal          Max.
                                   ----          ------          ----
       Pressure                    54 psig       60 psig         85 psig
       Temperature                 56(degrees)F  100(degrees)F   104(degrees)F
       Flowrate                    N/A           1,200 gpm       1,350 gpm

3.0   Filtered Water

      Clark shall provide filtered water to the Facility for utility purposes.

      The water quality shall be as shown below:

      Conditions at the Facility's Batter Limits:

                          Min.           Normal         Max.
                          ----           ------         ----
            Pressure      30 psig        60 psig        85 psig
            Temperature   56(degrees)F   86(degrees)F   104(degrees)F
            Flowrate      N/A            0 gpm          nominal

      The mechanical design pressure and temperature will be 150(degrees)F and 150 psig.

4.0   Firewater

      3000 gpm delivered at 121 psig. The mechanical design pressure will be 150 psig.

5.0   Potable Water

      Clark will supply approximately 280 gpd of potable water to the Facility's battery limit:

                          Min.           Normal         Max.
                          ----           ------         ----
            Pressure      30 psig        60 psig        80 psig
            Temperature   56(degrees)F   86(degrees)F   86(degrees)F

      The mechanical design temperature and pressure will be 150(degrees)F and 150 psig.

6.0   Nitrogen

      Clark will provide gaseous nitrogen to the Facility's battery limit for continuous purging and instrument air backup. Nitrogen shall meet 99.9% purity (minimum) and -40(degrees)F dew point. Approximately 65 SCFM will be required for normal continuous purge requirements. Seller will provide nitrogen for startup, shutdown, and emergencies to the extent required beyond the quantities listed below.

                          Min.           Normal         Max.
                          ----           ------         ----
            Flowrate      3900 SCFH      3900 SCFH      8000 SCFH
            Pressure      190 psig       225 psig       600 psig
            Temperature   56(degrees)F   71(degrees)F   100(degrees)F

      The mechanical design temperature and pressure will be 150(degrees)F and 660 psig. A process meter will be provided by Seller.

7.0   Plant Air

      Clark will provide water saturated, oil-free instrument air at the Facility's battery limits.

                          Min.           Normal         Max.
                          ----           ------         ----
            Pressure      80 psig        80 psig        125 psig
            Temperature   56(degrees)F   100(degrees)F  104(degrees)F
            Flowrate      710 SCFM       710 SCFM       1100 SCFM

      The mechanical design temperature and pressure will be 150(degrees)F and 150 psig. Seller will install equipment to dry the plant air.

8.0   Wastewater

      Compressor blowdowns, steam blowdowns, gas turbine water wash waste, plant air knock-out drum and storm water runoffs from diked areas will be pumped to Clark's dirty water system. An oil-water separator is not included. Steam blowdowns will be cooled to 100(degrees)F via the blowdown cooler
      (E129). The pressure and temperature of the wastewater shall be as follows:

                          Min.           Normal         Max.
                          ----           ------         ----
            Pressure      N/A            95 psig        __ psig
            Temperature   56(degrees)F   71(degrees)F   100(degrees)F

      Stormwater runoff from non-diked areas will be gravity fed to Clark's stormwater system. Trace liquids knocked out of the refinery fuel stream will be directed to Clark's sourwater system. Sanitary wastes will be pumped to Clark's dirty water system.

9.0   Back-up Power Supply

      In the event of a gas turbine generator outage and during Facility startup, Clark will supply to the Facility 13.8 kV, 60 Hz, 3 phase power. Maximum voltage drop to be to 13.2 kV. Delivery rates shall be:

                       Normal                 Maximum
                       ------                 -------
                       8,000 KW               13,000 KW

10.0  Feed and Fuel Streams

      10.1 Natural Gas

      Natural gas will be supplied by Seller.

      Natural gas will be used as feedstock and trim fuel for the Facility and as fuel for the gas turbine generator. It is understood that the design and performance of the Facility is based on the following:

         Composition:  94.5 mol% CH(4)
                       2.4% C(2) H(6)
                       0.5% C(3)H(8)
                       0.1% i-C(4)H(10)
                       0.1% n-C(4)H(10)
                       0.5% n-C(6)H(14)
                       1.4% CO(2)
                       0.5% N(2)
                       4 ppmv H(2)S (max.)
                       4 ppmv Total Mercaptans (max.)
                       0 ppmv Olefins and Unsaturates
                       MW= 17.41
                       HHV = 1,039.5 Btu/SCF

                             Min.           Normal         Max.
                             ----           ------         ----
            Pressure         500 psig       525 psig       540 psig
            Temperature      56(degrees)F   71(degrees)F   86(degrees)F
            Flowrates
             (MMBtu/hr,HHV)  N/A            2208           2750

      The Facility will be capable of operating at reduced hydrogen production rates at a natural gas supply pressure of 450 psig. The mechanical design pressure and temperature will be 600 psig and 150(degrees)F. A process meter will be provided by Seller.

      10.2 Refinery Fuel

      Refinery fuel gas will be supplied by Clark and purchased from Clark by Seller.

      Clark shall supply refinery fuel to be made available as fuel for the Facility's burners. The refinery fuel composition, temperature and pressure, supplied at Facility's battery limits will vary depending upon the operation of Clark's refinery with typical composition to be as follows:

         Composition (typical):
                  Hydrogen        43.0 mol%
                  Methane         39.1 mol%
                  Ethane          6.5 mol%
                  Ethene          0.9 mol%
                  Propane         4.7 mol%
                  Propene         0.6 mol%
                  Butane          0.5 mol%
                  iso-Butane      0.8 mol%
                  1-Butene        0.1 mol%
                  n-Pentane       0.2 mol%
                  Hexane          0.2 mol%
                  Carbon Dioxide  0.3 mol%
                  Carbon Monoxide 0.3 mol%
                  Nitrogen        2.7 mol%
                  H(2)S           20 ppmv (min.)
                                  40 ppmv (avg.)
                                  80 ppmv (max.)

                             Min.           Normal         Max.
                             ----           ------         ----
         Pressure            50 psig        55 psig        80 psig
         Temperature         56(degrees)F   71(degrees)F   104(degrees)F
         HHV (Btu/SCF)       600            900            1,250
         LHV (Btu/SCF)                      774
         Flow Rates
          (MMBtu/hr,HHV)     143            228            461

      The mechanical design pressure and temperature will be 105 psig and 150(degrees)F. A billing quality meter will be provided by Seller.

11.0  Hydrotreater Spill Stream

      A single, combined spill stream from Clark's hydrotreater units (GFU 241/242/243/244) will be sent to a separate PSA for hydrogen purification. The spill stream composition, temperature and pressure, supplied to the Facility's battery limits shall be:

                       Min.        Normal         Max.
                       ---         ------         ----
         H(2)O         0.10 mol%   0.18 mol%      0.23 mol%
         NH(3)         1 ppmv      8 ppmv         20 ppmv
         N(2)          0.00 mol%   0.31 mol%      0.79 mol%
         H(2)S         40 ppmv     123 ppmv       150 ppmv
         H(2)          69.47 mol%  72.33 mol%     76.75 mol%

         CH(4)         12.00 mol%  15.15 mol%     18.00 mol%
         C(2)H(6)      5.00 mol%   7.09 mol%     10.00 mol%
         C(3)H(8)      2.00 mol%   3.46 mol%      4.00 mol%
         n-C(4)H(10)   0.50 mol%   0.90 mol%      1.50 mol%
         i-C(5)H(12)   0.03 mol%   0.28 mol%      0.49 mol%
         n-C(5)H(12)   0.03 mol%   0.28 mol%      0.49 mol%
         n-C(6)H(12)   0.01 mol%   0.01 mol%      0.02 mol%

      Based on the normal composition shown above, the process design spill stream feed flow, pressure and temperature at the Facility's battery limits will be:

                       Min.           Normal         Max.
                       ---            ------         ----
         Flow          4.2 MMSCFD     8.9 MMSCFD     11.7 MMSCFD
         Pressure      350 psig       425 psig       600 psig
         Temperature   56(degrees)F   71(degrees)F   104(degrees)F

            The mechanical design pressure and maximum temperature will be 720 psig and 120(degrees)F.

      Seller reserves the right to install analytical equipment to verify composition of the spill stream feed. Feed stream composition components in excess of the maximum values listed will prematurely degrade the PSA sieve material. Seller reserves the right to invoice Clark for cost of sieve replacement in this event.

      A process flow meter supplied by Seller shall be used for spill stream feed to establish and monitor cycle times. A process meter will be supplied by Seller for both product hydrogen and purge gas from this system.

12.0  Other Services

      12.1  Clark shall provide access to its existing construction parking.

      12.2 Clark shall provide temporary power, 750 kVA capacity, one distribution panel board with eight 100 amp, 480V, 3 phase circuit breakers at the southwest corner of the Facility site during construction of the Facility. Clark shall also provide potable water and hydrotest water to the site during construction.

      12.3 Clark shall provide its normal 24-hour security for the Facility during construction as part of Clark's normal refinery security. Any additional security shall be provided by Seller.

      12.4 Clark shall provide two areas (320' x 500' south of Buyer's tank 78 and 250' x 340' east of Clark's tank 1802) for temporary storage and material laydown.

PROJECT MILESTONE SCHEDULE

Sellers obligations under Section 2.2 hereunder are predicated on Clark completing certain tasks in accordance with the following milestone schedule.

MILESTONE                                                        DATE REQUIRED
Utilities per Exhibit D made available to the Facility:
-------------------------------------------------------
Firewater                                                        25 May 2000
Refinery Fuel Gas                                                23 August 2000
Spill Gas Feed                                                   23 August 2000

MILESTONE                                                      DATE REQUIRED
Utilities per Exhibit D made available to the Facility:
-------------------------------------------------------
Plant Air                                                      15 April 2000
Permanent 13.8kV Power                                         30 May 2000
Filtered Water                                                 15 April 2000
Boiler Feed Water (less than 500 gpm rate)                     15 April 2000
Boiler Feed Water (full rate)                                  23 August 2000
Nitrogen                                                       01 May 2000
Wastewater Service (Dirty and Sour Water)                      15 April 2000
Cooling Water                                                  01 May 2000
Steam Line Complete/Available to battery limit                 06 September 2000
Spill Gas Purge Gas to Fuel Line                               23 August 2000
Product Hydrogen Line Complete/Available to battery limits     23 August 2000

Seller shall invoice Buyer for the Utilities hereunder monthly for the previous month's consumption of such Utilities based on the prices shown below. Such Utilities are being billed to Seller by Clark under the Product Supply Agreement and are being rebilled by Seller to Buyer hereunder. Seller shall pay Clark for the Utilities as and when the costs and expenses for such Utilities are paid to Seller by Buyer. Clark shall install metering equipment as necessary to determine the quantities delivered to Seller each month during the Supply Period.

Prices for the above utilities are as follows:

Cooling Water:               $0.05 per 1000 gallons

Boiler Feed Water Make-up:   $1.50 per 1000 gallons

Filtered Water:              $0.75 per 1000 gallons

Potable Water:               $1.50 per 1000 gallons

Nitrogen:                    Equal to the average price Buyer pays for purchase
                             from third parties.

Plant Air:                   $0.16 per MSCF

Wastewater
(Dirty water treating):      $3.08 per 1000 gallons

Refinery Fuel Gas:           Reference Section 6 of the Agreement.

The basis of the above prices is 1 January 1998. During the Supply Period these prices shall be adjusted as of 1 January each calendar year at a fixed rate of 2% per year.

                                    EXHIBIT E

                                 DELIVERY POINTS

1. The electrical delivery metering points are shown below:

                                 Clark Refining
                             Electrical Distribution
                                     System

                    [Diagram Omitted from Electronic Filing]

2. Pipeline Delivery Points [insert KTI Dwg. No. 36914.01N-A-26-002, shts 1-5]

                    [Diagrams Omitted from Electronic Filing]

                                    EXHIBIT F

                        FACILITY PERFORMANCE CAPABILITIES

Performance figures based on:

1. Average ambient temperature
2. Gas turbine average degradation
3. Gas turbine at full output

    ======================================
    SMR H(2) Production  Export Steam Rate
    MMSCFD               pounds per hour
    --------------------------------------
    100                  440,000
    --------------------------------------
    75                   369,000
    --------------------------------------
    60                   324,600
    --------------------------------------
    40                   257,800
    --------------------------------------

Performance figures based on:

1. Average ambient
2. Gas turbine off

    ======================================
    SMR H(2) Production  Export Steam Rate
    MMSCFD               pounds per hour
    --------------------------------------
    100                  398,200
    --------------------------------------

                                    EXHIBIT G

                    GAS TURBINE PLANNED MAINTENANCE SCHEDULE

The anticipated planned maintenance schedule for the gas turbine generator is as shown below.

            Event               Hrs/Event      Events/6yrs.    Total
            --------------------------------------------------------
            Water Wash            24             18            432
            8000 Hr. Inspection  192              4            768
            24000 Hr. Inspection 336              1            336
            48000 Hr. Inspection 504              1            504

                                    EXHIBIT H

                        HYDROGEN ON-STREAM FACTOR EXAMPLE

Reconciliation at the end of Contract Year 2:

                  On Stream %      Bonus Hours/Liquidated Damage Hours
                  -----------      -----------------------------------
Year 1              97%                       (88)
Year 2              98%                         0

                                   Penalty Total = (88) x $5200/hr = ($457,600)

Reconciliation at the end of Contract Year 3:

                  On Stream %      Bonus Hours/Liquidated Damage Hours
                  -----------      -----------------------------------
Year 2             98%                          0
Year 3             98.5%                       44

                                   Bonus Total = 44 x $5200/hr = ($228,000)

Reconciliation at the end of Contract Year 4:

                  On Stream %      Bonus Hours/Liquidated Damage Hours
                  -----------      -----------------------------------
Year 3             98.5%                       44
Year 4             99%                         88

                                   Bonus Total = 132 x $5200/hr = ($686,400)

Reconciliation at the end of Contract Year 5:

                  On Stream %      Bonus Hours/Liquidated Damage Hours
                  -----------      -----------------------------------
Year 4             99%                         88
Year 5             96%                       (176)

                                   Penalty Total = (88) x $5200/hr = ($457,600)

Reconciliation at the end of Contract Year 6:

                  On Stream %      Bonus Hours/Liquidated Damage Hours
                  -----------      -----------------------------------
Year 5             96%                       (176)
Year 6             98.3%                       26

                                   Penalty Total = (150) x $5200/hr = ($780,000)

                                    EXHIBIT I

                       REFINERY FUEL GAS VOLUME ADJUSTMENT

Refinery fuel gas volumes shall be determined monthly and adjusted in accordance with the following calculation:

      RFa = RFu x [(LHVrf/HHVrf)/(LHVng/HHVng)]

      Where:

      RFa   = Adjusted refinery fuel gas volume for billing month n  MMBtu, HHV
      RFu   = Refinery fuel gas volume for billing month n           MMBtu, HHV
      LHVrf = LHV for the refinery off-gas used for fuel             Btu/SCF
      HHVrf = HHV for the refinery off gas used for fuel             Btu/SCF
      LHVng = LHV of natural gas                                     Btu/SCF
      HHVng = HHV of natural gas                                     Btu/SCF

LHVrf and HHVrf shall be as calculated monthly by Buyer based on averaging Buyer's weekly gas chromatograph-based determination of the refinery fuel heating values. LHVng and HHVng shall be calculated by averaging the daily gas chromatograph analysis of the natural gas as provided monthly by the supplier(s) of natural gas. The quantity of BTU's purchased by Seller from Clark shall be determined by Seller's metering and densitometer on a BTU/month, HHV basis.

                                    EXHIBIT J

                    BASE FACILITY CHARGE PREPAYMENT SCHEDULE

Upon giving Seller twelve (12) months notice, Buyer may elect to prepay the capital related portion of the Base Facility Charge set forth in Section 7.1 in accordance with the following schedule. Following such prepayment the revised, continuing Base Facility shall be the then current variable portion of the Base Facility Charge as determined in Section 8.1.

             ============================
                                Hydrogen
                  Yrs.        Compression
             Remaining in      Prepayment
             Supply Period      Amount
             ----------------------------
                  10           5,058,000
             ----------------------------
                   9           4,676,000
             ----------------------------
                   8           4,271,000
             ----------------------------
                   7           3,841,000
             ----------------------------
                   6           3,384,000
             ----------------------------
                   5           2,900,000
             ----------------------------
                   4           2,387,000
             ----------------------------
                   3           1,842,000
             ----------------------------
                   2           1,264,000
             ----------------------------
                   1             651,000
             ============================

                                    EXHIBIT K

                             SITE HYDROGEN BALANCES

                       [Insert here copy of Clark 4/14/99]

                           [H(2) balances spreadsheet]

                              PORT ARTHUR REFINERY
                                  HOUP PROJECT
                         HYDROGEN BALANCE (100% BASIS)

--------------------------------------------------------------------------------------------------------------------------
                                        HOUP SPV                      HOUP SPV                         HOUP SPV
                                     APRIL 1999 BASE              MAX 2ND STAGE HCU               MAX DISTILLATE HDS
                              ---------------------------    ---------------------------     -----------------------------
                              CHARGE                         CHARGE                          CHARGE
                               B/SD      MMSCFCD  SCF/Bbl     B/SD     MMSCFCD   SCF/Bbl      B/SD      MMSCFCD    SCF/Bbl
--------------------------------------------------------------------------------------------------------------------------
REFINERY SYSTEM
--------------------------------------------------------------------------------------------------------------------------
585 PSIG
--------------------------------------------------------------------------------------------------------------------------
Producers
--------------------------------------------------------------------------------------------------------------------------
CCR 1344                      51,000      60.9     1,193     51,000     60.9      1,193      51,000       60.9      1,193
--------------------------------------------------------------------------------------------------------------------------
C 2 A&B                                   52.0                          52.0                              52.0
--------------------------------------------------------------------------------------------------------------------------
1743 Spill                                  --                            --                                --
--------------------------------------------------------------------------------------------------------------------------
1344 Spill                                  --                            --                                --
--------------------------------------------------------------------------------------------------------------------------
Total Compressed                          52.0                          52.0                              52.0
--------------------------------------------------------------------------------------------------------------------------
4544                                        --                            --                                --
--------------------------------------------------------------------------------------------------------------------------
843 NHT PURGE                              5.0                           5.0                               5.0
--------------------------------------------------------------------------------------------------------------------------
H(2)P/L                                     --                            --                                --
--------------------------------------------------------------------------------------------------------------------------
                                          57.0                          57.0                              57.0
--------------------------------------------------------------------------------------------------------------------------
HIGH PURITY SPILL                         19.0                          19.0                              26.7
--------------------------------------------------------------------------------------------------------------------------
TOTAL                                     76.0                          76.0                              83.7
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Consumers
--------------------------------------------------------------------------------------------------------------------------
GFU 241                       24,000       8.5       356     24,000      8.5        356      24,000        8.5        356
--------------------------------------------------------------------------------------------------------------------------
GFU 242                       31,272       3.7       119     31,272      3.7        119      31,272        3.7        119
--------------------------------------------------------------------------------------------------------------------------
GFU 243                       33,262      17.0       512     33,262     17.0        512      43,000       24.7        575
--------------------------------------------------------------------------------------------------------------------------
FCCICO                            --        --       792         --       --        792       9,738         --        792
--------------------------------------------------------------------------------------------------------------------------
COKER LGO                     24,554        --       527     24,554       --        527      24,554         --        527
--------------------------------------------------------------------------------------------------------------------------
SR DIESEL                      8,708        --       469      8,708       --        469       8,708         --        469
--------------------------------------------------------------------------------------------------------------------------
GFU 244                       65,000      27.0       415     65,000     27.0        415      65,000       27.0        415
--------------------------------------------------------------------------------------------------------------------------
HFAU 443 [alkylate]                        0.5                           0.5                               0.5
--------------------------------------------------------------------------------------------------------------------------
SRU 543 [tons S]                           0.4                           0.4                               0.4
--------------------------------------------------------------------------------------------------------------------------
SRU 544 [tons S]                           0.8                           0.8                               0.8
--------------------------------------------------------------------------------------------------------------------------
SRU 545 [tons S]                           0.7                           0.7                               0.7
--------------------------------------------------------------------------------------------------------------------------
NHT 1344                      51,768      17.3       335     51,768     17.3        335      51,768       17.3        335
--------------------------------------------------------------------------------------------------------------------------
SR NAPHTHA                    39,483        --        47     39,483       --         47      39,483         --         47
--------------------------------------------------------------------------------------------------------------------------
                                                                        99.3                             107.0
--------------------------------------------------------------------------------------------------------------------------
COKER NAPHTHA                 12,285        --       519     12,285       --        519      12,285         --        519
--------------------------------------------------------------------------------------------------------------------------
                                          76.0                          76.0                              83.7
--------------------------------------------------------------------------------------------------------------------------
HYDROCRACKER SYSTEM 850 PSIG
--------------------------------------------------------------------------------------------------------------------------
Producers
--------------------------------------------------------------------------------------------------------------------------
SMR                                       94.7                          99.3                             107.0
--------------------------------------------------------------------------------------------------------------------------
H(2)P/L                                     --                            --                                --
--------------------------------------------------------------------------------------------------------------------------
1544                                                                                                        --
--------------------------------------------------------------------------------------------------------------------------
HGS                                         --                            --                                --
--------------------------------------------------------------------------------------------------------------------------
HT PSA                                     5.1                           5.1                               5.1
--------------------------------------------------------------------------------------------------------------------------
                                          99.8                         104.4                             112.1
--------------------------------------------------------------------------------------------------------------------------
Consumers
--------------------------------------------------------------------------------------------------------------------------
942                           35,000      74.2     2,120     35,000     78.8      2,251      35,000       78.8      2,251
--------------------------------------------------------------------------------------------------------------------------
VGO                            6,162      10.1     1,641      6,162     10.1      1,641       6,162       10.1      1,641
--------------------------------------------------------------------------------------------------------------------------
DCU GAS OIL                   19,444      34.9     1,794     19,444     34.9      1,794      19,444       34.9      1,794
--------------------------------------------------------------------------------------------------------------------------
FCC LCO                        9,394      19.5     2,074      9,394     19.5      2,074       9,394       19.5      2,074
--------------------------------------------------------------------------------------------------------------------------
2ND STAGE                     10,217       9.7       953     15,000     14.3        953      15,000       14.3        953
--------------------------------------------------------------------------------------------------------------------------
HGS                                       19.0                          19.0                              26.7
--------------------------------------------------------------------------------------------------------------------------
843 NHT PURGE                              5.0                           5.0                               5.0
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
843 NHT CONSUMED              12,285       1.0        79     12,285      1.0         79      12,285        1.0         79
--------------------------------------------------------------------------------------------------------------------------
SRU 545 [tons S]                           0.7                           0.7                               0.7
--------------------------------------------------------------------------------------------------------------------------
                                          99.8                         104.4                             112.1
--------------------------------------------------------------------------------------------------------------------------

Total Prod                               175.8                         180.4                             195.8
--------------------------------------------------------------------------------------------------------------------------
Total Consumer                           175.8                         180.4                             195.8
--------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                                         HOUP SPV                          HOUP SPV                            HOUP SPV
                                      CCR COMPRESSOR                 CCR/CYCLO COMPRESSOR                    REFORMER @MAX
                                ---------------------------     ------------------------------      ------------------------------
                                CHARGE                          CHARGE                              CHARGE
                                 B/SD    MMSCFCD    SCF/Bbl      B/SD       MMSCFCD    SCF/Bbl       B/SD       MMSCFCD    SCF/Bbl
----------------------------------------------------------------------------------------------------------------------------------
REFINERY SYSTEM
----------------------------------------------------------------------------------------------------------------------------------
585 PSIG
----------------------------------------------------------------------------------------------------------------------------------
Producers
----------------------------------------------------------------------------------------------------------------------------------
CCR 1344                        51,000     60.9      1,193      51,000        60.9      1,193       56,000        66.8       1,193
----------------------------------------------------------------------------------------------------------------------------------
C 2 A&B                                    52.0                               52.0                                52.0
----------------------------------------------------------------------------------------------------------------------------------
1743 Spill                                   --                               12.8                                12.8
----------------------------------------------------------------------------------------------------------------------------------
1344 Spill                                  8.9                                8.9                                14.8
----------------------------------------------------------------------------------------------------------------------------------
Total Compressed                           60.9                               73.7                                79.6
----------------------------------------------------------------------------------------------------------------------------------
4544                                         --                                 --                                  --
----------------------------------------------------------------------------------------------------------------------------------
843 NHT PURGE                               5.0                                5.0                                 5.0
----------------------------------------------------------------------------------------------------------------------------------
H2P/L                                        --                                 --                                  --
----------------------------------------------------------------------------------------------------------------------------------
                                           65.9                               78.7                                84.6
----------------------------------------------------------------------------------------------------------------------------------
HIGH PURITY SPILL                          17.8                                5.0                                 0.2
----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                      83.7                               83.7                                84.8
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Cosumers
----------------------------------------------------------------------------------------------------------------------------------
GFU 241                         24,000      8.5        356      24,000         8.5        356        2,400         8.5         356
----------------------------------------------------------------------------------------------------------------------------------
GFU 242                         31,272      3.7        119      31,272         3.7        119       31,272         3.7         119
----------------------------------------------------------------------------------------------------------------------------------
GFU 243                         43,000     24.7        575      43,000        24.7        575       43,000        24.7         575
----------------------------------------------------------------------------------------------------------------------------------
FCCICO                           9,738       --        792       9,738          --        792        9,738          --         792
----------------------------------------------------------------------------------------------------------------------------------
COKER LGO                       24,554       --        527      24,554          --        527       24,554          --         527
----------------------------------------------------------------------------------------------------------------------------------
SR DIESEL                        8,708       --        469       8,708          --        469        8,708          --         469
----------------------------------------------------------------------------------------------------------------------------------
GFU 244                         65,000     27.0        415      65,000        27.0        415       65,000        27.0         415
----------------------------------------------------------------------------------------------------------------------------
HFAU 443 [alkylate]                         0.5                                0.5                                 0.5
----------------------------------------------------------------------------------------------------------------------------------
SRU 543 [tons S]                            0.4                                0.4                                 0.4
----------------------------------------------------------------------------------------------------------------------------------
SRU 544 [tons S]                            0.8                                0.8                                 0.8
----------------------------------------------------------------------------------------------------------------------------------
SRU 545 [tons S]                            0.7                                0.7                                 0.7
----------------------------------------------------------------------------------------------------------------------------------
NHT 1344                        51,768     17.3        335      51,768        17.3        335       56,843        18.5         325
----------------------------------------------------------------------------------------------------------------------------------
SR NAPHTHA                      39,483       --         47      39,483          --         47       44,558          --          47
----------------------------------------------------------------------------------------------------------------------------------
COKER NAPHTHA                   12,285       --        519      12,285          --        519       12,285          --         519
----------------------------------------------------------------------------------------------------------------------------------
                                           83.7                               83.7                                84.8
----------------------------------------------------------------------------------------------------------------------------------
HYDROCRACKER SYSTEM 850 PSIG
----------------------------------------------------------------------------------------------------------------------------------
Producers
----------------------------------------------------------------------------------------------------------------------------------
SMR                                        90.1                               85.3                                80.5
----------------------------------------------------------------------------------------------------------------------------------
H2P/L                                        --                                 --                                  --
----------------------------------------------------------------------------------------------------------------------------------
1544                                         --                                 --                                  --
----------------------------------------------------------------------------------------------------------------------------------
HGS                                          --                                 --                                  --
----------------------------------------------------------------------------------------------------------------------------------
HT PSA                                      5.1                                5.1                                 5.1
----------------------------------------------------------------------------------------------------------------------------------
                                          103.2                               90.4                                85.6
----------------------------------------------------------------------------------------------------------------------------------
Consumers
----------------------------------------------------------------------------------------------------------------------------------
942                             35,000     78.8      2,251      35,000        78.8      2,251       35,000        78.8       2,251
----------------------------------------------------------------------------------------------------------------------------------
VGO                              6,162     10.1      1,641       6,162        10.1      1,641        6,162        10.1       1,641
----------------------------------------------------------------------------------------------------------------------------------
DCU GAS OIL                     19,444     34.9      1,794      19,444        34.9      1,794       19,444        34.9       1,794
----------------------------------------------------------------------------------------------------------------------------------
FCC LCO                          9,394     19.5      2,074       9,394        19.5      2,074        9,394        19.5       2,074
----------------------------------------------------------------------------------------------------------------------------------
2ND STAGE                       15,000     14.3        953      15,000        14.3        953       15,100        14.3         953
----------------------------------------------------------------------------------------------------------------------------------
HGS                                        17.8                                5.0                                 0.2
----------------------------------------------------------------------------------------------------------------------------------
843 NHT PURGE                               5.0                                5.0                                 5.0
----------------------------------------------------------------------------------------------------------------------------------
843 NHT CONSUMED                12,285      1.0         79      12,285         1.0         79       12,285         1.0          79
----------------------------------------------------------------------------------------------------------------------------------
SRU 545 [tons S]                            0.7                                0.7                                 0.7
----------------------------------------------------------------------------------------------------------------------------------
                                          103.2                               90.4                                85.6
----------------------------------------------------------------------------------------------------------------------------------
Total Prod                                186.9                              174.1                               170.4
----------------------------------------------------------------------------------------------------------------------------------
Total Consumer                            186.9                              174.1                               170.4
----------------------------------------------------------------------------------------------------------------------------------


                                 -------------------------------
                                           HOUP SPV
                                         1544 HYDROGEN
                                 -------------------------------
                                  CHARGE
                                   B/SD      MMSCFCD   SCF/Bbl
----------------------------------------------------------------
REFINERY SYSTEM
----------------------------------------------------------------
585 PSIG
----------------------------------------------------------------
Producers
----------------------------------------------------------------
CCR 1344                          56,000       66.8     1,193
----------------------------------------------------------------
C 2 A&B                                        52.0
----------------------------------------------------------------
1743 Spill                                     12.8
----------------------------------------------------------------
1344 Spill                                     14.8
----------------------------------------------------------------
Total Compressed                               79.6
----------------------------------------------------------------
4544                                             --
----------------------------------------------------------------
843 NHT PURGE                                   5.0
----------------------------------------------------------------
H(2)P/L                                        84.6
----------------------------------------------------------------
                                                 --
----------------------------------------------------------------
HIGH PURITY SPILL                               0.2
----------------------------------------------------------------
TOTAL                                          84.8
----------------------------------------------------------------

----------------------------------------------------------------
Consumers
----------------------------------------------------------------
GFU 241                           24,000        8.5       356
----------------------------------------------------------------
GFU 242                           31,272        3.7       119
----------------------------------------------------------------
GFU 243                           43,000       24.7       575
----------------------------------------------------------------
FCCICO                             9,738         --       792
----------------------------------------------------------------
COKER LGO                         24,554         --       527
----------------------------------------------------------------
SR DIESEL                          8,708         --       469
----------------------------------------------------------------
GFU 244                           65,000       27.0       415
----------------------------------------------------------------
HFAU 443 [alkylate]                             0.5
----------------------------------------------------------------
SRU 543 [tons S]                                0.4
----------------------------------------------------------------
SRU 544 [tons S]                                0.8
----------------------------------------------------------------
SRU 545 [tons S]                                0.7
----------------------------------------------------------------
NHT 1344                          56,843       18.5       325
----------------------------------------------------------------
SR NAPHTHA                        44,558         --        47
----------------------------------------------------------------
COKER NAPHTHA                     12,285         --       518
----------------------------------------------------------------
                                               84.8
----------------------------------------------------------------
HYDROCRACKER SYSTEM 850 PSIG
----------------------------------------------------------------
Producers
----------------------------------------------------------------
SMR                                            71.3
----------------------------------------------------------------
H2P/L                                            --
----------------------------------------------------------------
1544                                            9.2
----------------------------------------------------------------
HGS                                              --
----------------------------------------------------------------
HT PSA                                          5.1
----------------------------------------------------------------
                                               85.6
----------------------------------------------------------------
Consumers
----------------------------------------------------------------
942                               35,000       78.8     2,251
----------------------------------------------------------------
VGO                                6,162       10.1     1,641
----------------------------------------------------------------
DCU GAS OIL                       19,444       34.9     1,794
----------------------------------------------------------------
FCC LCO                            9,394       19.5     2,074
----------------------------------------------------------------
2ND STAGE                         15,000       14.3       953
----------------------------------------------------------------
HGS                                             0.2
----------------------------------------------------------------
843 NHT PURGE                                   5.0
----------------------------------------------------------------
843 NHT CONSUMED                  12,825        1.0        79
----------------------------------------------------------------
SRU 545 [tons S]                                0.7
----------------------------------------------------------------
                                               85.6
----------------------------------------------------------------
Total Prod                                    170.4
----------------------------------------------------------------
Total Consumer                                170.4
----------------------------------------------------------------